Exhibit 2.1

Execution Version

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

International Business Machines Corporation

and

Kyndryl Holdings, Inc.

Dated as of November 2, 2021

i

ii

Schedules:

Schedule I	-	Exclusions from Ancillary Agreements
Schedule II	-	Separation Step Plan
Schedule III	-	Parent Retained Assets
Schedule IV	-	Parent Retained Liabilities
Schedule V	-	SpinCo Equity Interests
Schedule VI	-	SpinCo Assets
Schedule VII	-	SpinCo Liabilities
Schedule VIII	-	SpinCo Real Property
Schedule IX	-	Shared Contracts
Schedule X	-	SpinCo Accounts
Schedule XI	-	Parent Accounts
Schedule XII	-	Real Estate Separation Documents
Schedule XIII	-	Surviving Intercompany Agreements and Intercompany Accounts
Schedule XIV	-	Parent Credit Support Instruments
Schedule XV	-	SpinCo Credit Support Instruments
Schedule XVI	-	Mixed Actions
Schedule XVII	-	Assumed Actions
Schedule XVIII	-	Excluded Actions
Schedule XIX	-	Joint Actions
Schedule XX	-	Forgiven Intercompany Balances
Schedule XXI	-	Local Transfer Agreements
Schedule XXII	-	Insurance Proceeds
Schedule XXIII	-	Expenses
Schedule XXIV	-	Other Intercompany Matters

iii

SEPARATION AND DISTRIBUTION AGREEMENT, dated as of November 2, 2021, by and between International Business Machines Corporation, a New York corporation (“Parent”), and Kyndryl Holdings, Inc., a Delaware corporation (“SpinCo”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, the board of directors of Parent has determined that it is in the best interests of Parent and its stockholders to create a new publicly traded company that will operate the SpinCo Business (as defined below);

WHEREAS, in furtherance of the foregoing, the board of directors of Parent has determined that it is appropriate and desirable to effect the Separation Transactions (as defined below);

WHEREAS, pursuant to the Separation Step Plan (as defined below) and the terms of this Agreement (as defined below), among other things (i) Parent (A) has effected or will effect certain restructuring transactions described in the Separation Step Plan for purposes of aggregating the SpinCo Business in the Parent Group (as defined below) prior to the Distribution (as defined below) and in connection therewith (B) will contribute, convey, and otherwise transfer the SpinCo Assets (as defined below) to SpinCo in exchange for (a) the assumption by one or more members of the SpinCo Group (as defined below) of the SpinCo Liabilities (as defined below), (b) the actual or deemed issuance by SpinCo to Parent of SpinCo Common Stock  (as defined below), and (c) the SpinCo Debt Proceeds Distribution (as defined below) (collectively, the “Contribution”) and (ii) Parent will make the Distribution;

WHEREAS, following the Distribution, Parent may retain up to 19.9% of the outstanding SpinCo Common Stock (the “Retained Stock”) and intends to, within 12 months of the Distribution, effect one or more exchanges of the Retained Stock for Parent debt held by Parent creditors, or, if Parent determines that market and general economic conditions and sound business judgment do not support such exchanges, distributions of the Retained Stock to holders of Parent Common Stock as dividends or in exchange for outstanding shares of Parent Common Stock (a “Subsequent Disposition”);

WHEREAS, if any portion of the Retained Stock has not been disposed of pursuant to a Subsequent Disposition within the 12-month period, Parent will dispose of such Retained Stock in all events within five years of the Distribution (a “Remaining Disposition”);

WHEREAS, SpinCo has been incorporated solely for these purposes and has not engaged in activities except in preparation for the Spin-Off (as defined below);

WHEREAS, Parent and SpinCo have prepared, and SpinCo has filed with the Commission (as defined below), the Form 10 (as defined below), which includes the Information Statement (as defined below) and sets forth appropriate disclosure concerning SpinCo and the Distribution;

WHEREAS, Parent and SpinCo intend (i) that the Spin-Off qualify for its Intended Tax Treatment, (ii) that the other Separation Transactions qualify for the applicable Intended Tax Treatment set forth in a Tax Opinion or IRS Ruling (each as defined below) (or if not so described in a Tax Opinion or IRS Ruling, in the Separation Step Plan (as defined below)) and (iii) for this Agreement to constitute a plan of reorganization within the meaning of Sections 1.368-1(c) and 1.368-2(g) of the Treasury Regulations (as defined below) with respect to the Spin-Off referred to in clause (i) and the applicable steps referred to in clause (ii) and a plan of liquidation within the meaning of Section 332 of the Internal Revenue Code of 1986, as amended, with respect to the applicable steps referred to in clause (ii); and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Spin-Off and certain other agreements that will govern certain matters relating to the Spin-Off and the relationship of Parent, SpinCo and their respective Subsidiaries following the Distribution.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties (as defined below), intending to be legally bound, hereby agree as follows:

Article I

DEFINITIONS

Section 1.01             Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

“AAA” has the meaning set forth in Section 11.03.

“Action” means any claim, complaint, petition, hearing, charge, demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any federal, state, local, foreign or international court or arbitration or mediation tribunal.

“Adversarial Action” means (i) an Action by a member of the Parent Group, on the one hand, against a member of the SpinCo Group, on the other hand, or (ii) an Action by a member of the SpinCo Group, on the one hand, against a member of the Parent Group, on the other hand.

“Affiliate” of any Person means a Person that controls, is controlled by or is under common control with such Person. As used herein, “control” of any entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through ownership of voting securities or other interests, by Contract or otherwise; provided, however, that (i) SpinCo and the other members of the SpinCo Group shall not be considered Affiliates of Parent or any of the other members of the Parent Group and (ii) Parent and the other members of the Parent Group shall not be considered Affiliates of SpinCo or any of the other members of the SpinCo Group.

“Agent” means the distribution agent appointed by Parent to distribute to the Record Holders, pursuant to the Distribution, the shares of SpinCo Common Stock held by Parent.

“Agreement” means this Separation and Distribution Agreement, including the Schedules hereto.

“Ancillary Agreements” means the TMA, the EMA, the IPA, the PCLA, the REMA, the TSA, the Reverse TSA and any other instruments, assignments, documents and agreements executed in connection with the implementation of the transactions contemplated by this Agreement (including any Real Estate Separation Document, any Local Transfer Agreement and any other agreement or instrument executed by the members of the Parent Group and the SpinCo Group for the purpose of transferring Assets and Liabilities in order to effect the transactions contemplated hereby, but excluding any agreement entered into between one or more members of the Parent Group, on the one hand, and of the SpinCo Group, on the other, governing commercial relationships between the two Groups following the Distribution Date, including those listed on Schedule I).

“Arbitral Tribunal” has the meaning set forth in Section 11.03(a).

“Assets” means all assets, properties and rights of every kind and nature (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible or intangible, or accrued or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

(a)          accounting and other books, records and files, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, electronic recording or any other form;

(b)          apparatus, computers and other electronic data processing equipment, fixtures, machinery, furniture, office and other equipment, including hardware systems, circuits and other computer and telecommunication assets and equipment, automobiles, trucks, aircraft, rolling stock, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(c)            inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;

(d)          interests in real property of whatever nature, including buildings, land, structures, improvements and fixtures thereon, and easements and rights-of-way appurtenant thereto, and leasehold interests, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(e)          interests in any capital stock or other equity interests; bonds, notes, debentures or other securities; loans, advances or other extensions of credit or capital contributions; other investments in securities of any Person; and rights as a partner, joint venturer or participant;

(f)            license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other Contracts and rights arising thereunder;

(g)           deposits, letters of credit, performance bonds and other surety bonds;

(h)        written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals and materials and analyses prepared by consultants and other third parties;

(i)            Intellectual Property, and attorney opinions or reports related thereto concerning freedom-to-practice, technology due diligence and technology landscapes (whether held internally or by external counsel);

(j)           Contracts pursuant to which any license, option or similar right relating to Intellectual Property has been granted or the use of Intellectual Property is restricted (excluding, for the avoidance of doubt, contracts terminated pursuant to the terms of this Agreement or any Ancillary Agreement);

(k)           websites, databases, content, text, graphics, images, audio, video, data and other copyrightable works or other works of authorship including translations, adaptations, derivations and combinations thereof, in each case to the extent not included in clause (i) of this definition;

(l)            cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, subscriber, customer and vendor data, correspondence and lists, product literature and other advertising and promotional materials, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, server and traffic logs, quality records and reports and other books, records, studies, surveys, reports, plans, business records and documents, in each case to the extent not included in clause (i) of this definition;

(m)          prepaid expenses, trade accounts and other accounts and notes receivable (whether current or non-current);

(n)           rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(o)        licenses (including radio and similar licenses), permits, consents, approvals and authorizations that have been issued by any Governmental Authority and pending applications therefor;

(p)           cash, bank accounts, lockboxes and other deposit arrangements;

(q)           interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements; and

(r)            goodwill as a going concern and other intangible properties.

“Assumed Actions” has the meaning set forth in Section 6.11(a).

“Business” means the Parent Business or the SpinCo Business, as applicable.

“Cash” means cash, cash equivalents, bank deposits and marketable securities, whether denominated in United States dollars or otherwise.

“Cash Management Arrangements” means all cash management arrangements pursuant to which Parent or its Subsidiaries automatically or manually sweep cash from, or automatically or manually transfer cash to, accounts of SpinCo or any member of the SpinCo Group.

“Commission” means the Securities and Exchange Commission.

“Consents” means any consents, waivers, authorizations, ratifications, permissions, exemptions or approvals from, or notification requirements to, any Person.

“Contract” means any oral or written contract, agreement or other legally binding instrument, including any note, bond, mortgage, deed, indenture, commitment, lease, sublease, license or sublicense or joint venture.

“Contribution” has the meaning set forth in the recitals.

“Credit Support Instruments” has the meaning set forth in Section 3.01(a).

“D&O Policies” has the meaning set forth in Section 8.05.

“Decision on Interim Relief” has the meaning set forth in Section 11.03(d).

“Dispute” has the meaning set forth in Section 11.02.

“Dispute Notice” has the meaning set forth in Section 11.02.

“Distribution” means the distribution by Parent to the Record Holders, on a pro rata basis, of at least 80.1% of the outstanding shares of SpinCo Common Stock held by Parent.

“Distribution Date” means the date, determined by Parent in accordance with Section 5.03, on which the Distribution occurs.

“EMA” means the Employee Matters Agreement dated as of the date of this Agreement by and between Parent and SpinCo.

“Emergency Arbitrator” has the meaning set forth in Section 11.03(d).

“Exchange” means the New York Stock Exchange.

“Exchange Act” means the Securities Exchange Act of 1934, together with the rules and regulations promulgated thereunder.

“Excluded Actions” has the meaning set forth in Section 6.11(b).

“Final Determination” has the meaning set forth in the TMA.

“First Post-Distribution Report” has the meaning set forth in Section 11.12.

“Form 10” means the registration statement on Form 10 filed by SpinCo with the Commission to effect the registration of SpinCo Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time.

“GAAP” means United States generally accepted accounting principles.

“Governmental Approvals” means any notices, reports or other filings to be given to or made with, or any Consents, registrations or permits to be obtained from, any Governmental Authority.

“Governmental Authority” means any federal, state, local, foreign, international or multinational court, government, quasi-government, department, commission, board, bureau, agency, official or other legislative, judicial, tribunal, commission, regulatory, administrative or governmental authority.

“Group” means either the Parent Group or the SpinCo Group, or both, as the context requires.

“Hazardous Materials” means (i) any natural or artificial substance (whether solid, liquid, gas or other form of matter) that could cause harm to human health through exposure or to the environment, including petroleum, petroleum products and byproducts, asbestos-containing materials, perfluoroalkyl substances, urea formaldehyde foam insulation, carcinogens, endocrine disrupters, lead-based paint, polychlorinated biphenyls, radioactive substances, greenhouse gases and ozone-depleting substances and (ii) any other chemical, material, substance or waste that could result in Liability under, or that is prohibited, limited or regulated by or pursuant to, any HSE Law.

“HSE Law” means any Law or Governmental Approvals, or any standard used by a Governmental Authority pursuant to any Law or Governmental Approvals, relating to (i) pollution, or protection of the environment, natural resources or, with respect to exposure to Hazardous Materials, human health and safety, (ii) the transportation, treatment, storage or Release of, or exposure to, hazardous or toxic materials or (iii) the registration, manufacturing, sale, labeling or distribution of hazardous or toxic materials or products containing such materials.

“HSE Liabilities” means all Liabilities relating to Hazardous Materials or relating to, arising out of or resulting from any applicable HSE Law or Governmental Approvals required or issued thereunder (including in either case any such Liability for corrective actions, removal, remediation or cleanup costs, investigation, monitoring or sampling obligations or costs, response costs, financial assurance obligations or costs, natural resources damages, medical and other costs related to personal injuries, property damage, costs, fines, penalties or other sanctions).

“Indemnifying Party” has the meaning set forth in Section 6.04(a).

“Indemnitee” has the meaning set forth in Section 6.04(a).

“Indemnity Payment” has the meaning set forth in Section 6.04(a).

“Information” means information, whether or not patentable, copyrightable or protectable as a trade secret, in written, oral, electronic or other tangible or intangible forms, stored in any medium now known or yet to be created, including studies, reports, records, books, Contracts, instruments, surveys, analyses, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications (including those by or to attorneys (whether or not subject to the attorney-client privilege)), memos and other materials (including those prepared by attorneys or under their direction (whether or not constituting attorney work product)) and other technical, financial, employee or business information or data, documents, correspondence, materials and files, in each case excluding any Intellectual Property rights therein.

“Information Statement” means the Information Statement sent to the holders of Parent Common Stock in connection with the Distribution, as such Information Statement may be amended from time to time.

“Insurance Proceeds” means those monies:

(a)           received by an insured (or its successor-in-interest) from an insurance carrier;

(b)           paid by an insurance carrier on behalf of the insured (or its successor-in-interest); or

(c)          received (including by way of setoff) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability;

in any such case net of (i) any applicable premium adjustments (including reserves and retrospectively rated premium adjustments), (ii) any costs or expenses incurred in the collection thereof, (iii) any reimbursement obligations under “fronted” or similar insurance policies and (iv) any Taxes resulting from the receipt thereof.

“Intellectual Property” has the meaning set forth in the IPA.

“Intended Tax Treatment” has the meaning set forth in the TMA.

“Intercompany Accounts” has the meaning set forth in Section 2.03(a).

“Intercompany Agreements” has the meaning set forth in Section 2.03(a).

“Intercompany Deeds” means the deeds (or similar instruments) conveying a fee simple interest (or local equivalent) in real property, together with any applicable transfer tax forms and other documents required under applicable Law, (i) delivered by a member of the Parent Group, as grantor, to a member of the SpinCo Group, as grantee, or (ii) delivered by a member of the SpinCo Group, as grantor, to a member of the Parent Group, as grantee, in each case in accordance with the REMA.

“Intercompany Leases” means the real property leases by and between (i) a member of the Parent Group, as lessor, and a member of the SpinCo Group, as lessee, or (ii) a member of the SpinCo Group, as lessor, and a member of the Parent Group, as lessee, in each case in accordance with the REMA.

“Intercompany Subleases” means the real property subleases (i) by and between a member of the Parent Group, as sublessor, and a member of the SpinCo Group, as sublessee, or (ii) by and between a member of the SpinCo Group, as sublessor, and a member of the Parent Group, as sublessee (if any), in each case in accordance with the REMA.

“Interim Relief” has the meaning set forth in Section 11.03(d).

“Investigation” means any inquiry, investigation, probe, audit or inspection conducted by a member of the Parent Group or the SpinCo Group.

“IPA” means the Intellectual Property Agreement dated as of the date of this Agreement by and between Parent and Kyndryl, Inc.

“IRS Ruling” has the meaning set forth in the TMA.

“Joint Actions” has the meaning set forth in Section 6.11(c).

“Known Counsel” has the meaning set forth in Section 7.10.

“Law” means any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, Governmental Approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect and, in each case, as amended.

“Lease Assignments” means the assignments of real property leases and subleases by and between (i) a member of the Parent Group, as assignor, and a member of the SpinCo Group, as assignee, or (ii) a member of the SpinCo Group, as assignor, and a member of the Parent Group, as assignee (if any), in each case with respect to the properties as set forth on Schedule XII under the caption “Real Estate Separation Agreements.”

“Liabilities” means any and all claims, debts, demands, actions, causes of action, suits, damages, fines, penalties, obligations, prohibitions, accruals, accounts payable, bonds, indemnities and similar obligations, agreements, promises, guarantees, make-whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any Law, Action, threatened or contemplated Action or any award of any arbitrator or mediator of any kind, and those arising under any Contract, including those arising under this Agreement or any Ancillary Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person. For the avoidance of doubt, Liabilities shall include attorneys’ fees, the costs and expenses of all assessments, judgments, settlements and compromises, and any and all other costs and expenses whatsoever reasonably incurred in connection with anything contemplated by the preceding sentence (including costs and expenses incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions).

“Local Transfer Agreement” means any agreement entered into for the purpose of effecting the Separation Transactions in accordance with the Laws of an applicable jurisdiction, including those set forth on Schedule XXI.

“Managing Party” has the meaning set forth in Section 6.11(e).

“Mixed Action” means (x) any Action identified on Schedule XVI or (y) any other Action in respect of which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement that involves both Parent Assets or Parent Liabilities, on the one hand, and SpinCo Assets or SpinCo Liabilities, on the other hand.

“Negotiation Period” has the meaning set forth in Section 11.02.

“Non-Managing Party” has the meaning set forth in Section 6.11(e).

“PAA” means the Patent Assignment Agreements, entered into by and between Parent and Kyndryl, Inc.

“Parent” has the meaning set forth in the preamble.

“Parent Account” means any bank, brokerage or similar account owned by Parent or any other member of the Parent Group, including the Parent Accounts listed or described on Schedule XI.

“Parent Assets” means (a) all Assets of the Parent Group other than the SpinCo Assets, (b) the Parent Retained Assets, (c) any Assets held by a member of the SpinCo Group that are determined by Parent, in good faith, to be primarily related to or used primarily in connection with the business or operations of the Parent Business (unless otherwise expressly provided in connection with this Agreement or any Ancillary Agreement), (d) all interests in the capital stock of, or other equity interests in, the members of the Parent Group (other than Parent), (e) the rights related to the Parent Portion of any Shared Contract and (f) the Parent IP.

“Parent Business” means the businesses and operations as currently or formerly conducted by Parent and its predecessors and its Subsidiaries other than the SpinCo Business.

“Parent Common Stock” means the common stock, $0.20 par value per share, of Parent.

“Parent Credit Support Instruments” has the meaning set forth in Section 3.01(a).

“Parent Disclosure Sections” means all information set forth in or omitted from the Form 10 or Information Statement to the extent relating to (a) the Parent Group, (b) the Parent Liabilities, (c) the Parent Assets or (d) the substantive disclosure set forth in the Form 10 relating to Parent’s board of directors’ consideration of the Spin-Off, including the section entitled “Reasons for the Spin-Off.”

“Parent Group” means Parent and each of its Subsidiaries, but excluding any member of the SpinCo Group.

“Parent HSE Liabilities” means any HSE Liability, whether occurring or arising prior to, on or after the Distribution Date, to the extent (a) relating to, arising out of or resulting from (i) any compliance or non-compliance with any HSE Law in connection with the operation of the Parent Business or any Parent Asset, (ii) any Release of any Hazardous Material at, on, under, from or to any real property constituting a Parent Asset, (iii) any Release, transportation, storage, disposal, treatment or recycling (or arrangement for such activities) of Hazardous Material in connection with the operation of the Parent Business or (iv) any alleged personal or property exposure to Hazardous Materials (including those contained in any products currently or formerly manufactured, sold, distributed or marketed) in connection with clauses (i) through (iii) or the operation of the Parent Business or any Parent Asset or (b) otherwise relating to, arising out of or resulting from the Parent Business or Parent Asset.

“Parent Indemnitees” has the meaning set forth in Section 6.02.

“Parent IP” has the meaning set forth in the IPA.

“Parent Liabilities” means, without duplication, the following Liabilities:

(a)          all Liabilities of the Parent Group other than SpinCo Liabilities;

(b)          all Liabilities to the extent relating to, arising out of or resulting from:

(i)          the operation or conduct of the Parent Business as conducted at any time prior to the Distribution (including any such Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority), which act or failure to act relates to the Parent Business);

(ii)         the operation or conduct of the Parent Business or any other business conducted by Parent or any other member of the Parent Group at any time after the Distribution (including any such Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or

(iii)          the Parent Assets;

(c)         all Liabilities of the Parent Group for accounts payable (including trade payables and employee-related withholding payables), and payables due from the Parent Group relating to or arising out of the Parent Assets, in each case other than any item otherwise covered by clause (c) of the definition of “SpinCo Liabilities”;

(d)          the Parent Retained Liabilities;

(e)          all Parent HSE Liabilities;

(f)           any obligations to the extent relating to, arising out of or resulting from the Parent Portion of any Shared Contract;

(g)         any Liabilities to the extent they are determined by Parent, in good faith prior to the Distribution, to relate to, arise out of or result from the business or operations of the Parent Business (unless otherwise expressly provided in this Agreement or any Ancillary Agreement); and

(h)           all Liabilities to the extent relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to the Parent Disclosure Sections.

Notwithstanding the foregoing, the Parent Liabilities shall not include the SpinCo Liabilities.

“Parent Policy Pre-Separation Insurance Claim” means any (a) claim made against the SpinCo Group or Parent Group and reported to the applicable insurer(s) prior to the Distribution Date in respect of an act or omission occurring prior to the Distribution Date that results in a Liability under a “claims-made-based” insurance policy of the Parent Group in effect prior to the Distribution Date or any extended reporting period thereof or (b) Action (whether made prior to, on or following the Distribution Date) in respect of a Liability occurring prior to the Distribution Date under an “occurrence-based” insurance policy of any member of the Parent Group in effect prior to the Distribution Date; provided, that with respect to director’s and officer’s liability, fiduciary liability, employment practice liability, wage and hour, professional errors and omissions or crime insurance policies, no claim made against the SpinCo Group or the Parent Group and reported to the applicable insurer(s) after the Distribution Date shall constitute a Parent Policy Pre-Separation Insurance Claim hereunder.

“Parent Portion” has the meaning set forth in Section 2.04(a).

“Parent Retained Assets” means the Assets to be retained by the Parent Group as set forth on Schedule III.

“Parent Retained Liabilities” means the Liabilities to be retained by the Parent Group as set forth on Schedule IV.

“Party” means either party hereto, and “Parties” means both parties hereto.

“PCLA” means the Patent Cross License Agreement dated as of the date of this Agreement by and between Parent and Kyndryl, Inc.

“Person” means an individual, a general or limited partnership, a corporation, an association, a trust, a joint venture, an unincorporated organization, a limited liability company, any other entity and any Governmental Authority.

“Real Estate Separation Documents” means the Intercompany Deeds, the Intercompany Leases, the Intercompany Subleases, the Lease Assignments and the Split Leases (as such term is defined in the REMA).

“Record Date” means the close of business on the date determined by the Parent board of directors as the record date for determining the shares of Parent Common Stock in respect of which shares of SpinCo Common Stock will be distributed pursuant to the Distribution.

“Record Holders” has the meaning set forth in Section 5.01(b).

“Release” means any actual or threatened release, spill, emission, discharge, flow, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration into or through the indoor or outdoor environment.

“REMA” means the Real Estate Matters Agreement dated as of the date of this Agreement by and between Parent and SpinCo.

“Remaining Distribution” has the meaning set forth in the Recitals.

“Representation Letters” has the meaning set forth in the TMA.

“Representative” has the meaning set forth in Section 7.09(a).

“Retained Stock” has the meaning set forth in the Recitals.

“Reverse TSA” means the Transition Services Agreement dated as of the date of this Agreement between Parent and SpinCo, providing for the provision of certain services to Parent.

“Rules” has the meaning set forth in Section 11.03.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

“Separation Step Plan” means the global step plan setting forth the specific transactions undertaken in anticipation and in furtherance of the Spin-Off, attached as Schedule II hereto, as subsequently adjusted or revised by the Parties (including to set forth the Intended Tax Treatment of relevant transactions).

“Separation Transactions” means the Contribution, the Distribution and the other transactions contemplated by this Agreement and the Separation Step Plan.

“Shared Contract” means any Contract of any member of either Group with a third party that relates in any material respect to both the SpinCo Business and the Parent Business, in each case that is set forth on Schedule IX.

“Specified Confidential Information” has the meaning set forth in Section 7.09(a).

“Spin-Off” means the Contribution and the Distribution, taken together.

“SpinCo” has the meaning set forth in the preamble.

“SpinCo Account” means any bank, brokerage or similar account owned by SpinCo or any other member of the SpinCo Group, including the SpinCo Accounts listed or described on Schedule X.

“SpinCo Assets” means, without duplication, the following Assets:

(a)           all Assets (other than Intellectual Property, Joint Venture Agreements, SpinCo Joint Venture Interests or other equity interests) of Parent and its Subsidiaries that relate exclusively to the SpinCo Business;

(b)           all Assets (other than Intellectual Property) held by the SpinCo Group as of immediately before the Distribution; provided that, with respect to Transferred SpinCo Group Members, no Asset will be a SpinCo Asset solely by virtue of this clause (b);

(c)           all interests in the capital stock of, or other equity interests in, the members of the SpinCo Group (other than SpinCo) and all other equity, partnership, membership, joint venture and similar interests set forth on Schedule V under the captions “SpinCo Joint Ventures Interests,” “Other Equity Interests,” or “Subsidiaries,” as applicable;

(d)           accounts receivable (other than intercompany accounts receivable between members of the Parent Group and/or any other Affiliate of Parent), inventory and other current assets that relate exclusively to the SpinCo Business;

(e)           the Assets listed or described on Schedule VI;

(f)            the SpinCo Contracts;

(g)           the rights related to the SpinCo Portion of any Shared Contract;

(h)           the SpinCo Real Property;

(i)            the SpinCo IP;

(j)           office equipment, trade fixtures and furnishings located at SpinCo Real Property (in each case excluding any office equipment, trade fixtures and furnishings owned by Persons other than Parent and its Subsidiaries and/or scheduled as excluded property under any Real Estate Separation Document); provided that personal computers and other personal equipment shall be retained by the Group that, following the Distribution, retains the services of the applicable individual who, prior to the Distribution, used such personal computer or other personal equipment;

(k) all claims or rights against any Person, all Actions, judgments or similar rights, all rights under express or implied warranties, all rights of recovery and all rights of setoff of any kind and demands of any nature, in each case whether accrued or contingent, whether in tort, contract or otherwise and whether arising by way of counterclaim or otherwise, in each case exclusively arising from the ownership of any SpinCo Asset; and

(l) all other Assets that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be assigned to or retained by, or allocated to, any member of the SpinCo Group.

Notwithstanding the foregoing, the SpinCo Assets shall not include (i) any Parent Retained Assets; (ii) any Assets that are determined by Parent, in good faith prior to the Distribution, to primarily relate to or to be used primarily in the business or operations of the Parent Business (unless otherwise expressly provided in this Agreement or any Ancillary Agreement); or (iii) any Intellectual Property other than SpinCo IP.

“SpinCo Business” means the business of the Managed Infrastructure Services unit of Parent’s Global Technology Services (GTS) segment, including the Security, Regulatory and Risk Management Services and the Identity Management Services offerings of the Security Services unit of Parent’s Cloud & Cognitive Software segment, but excluding the Public Cloud Platform offering of the Managed Infrastructure Services unit, in each case as such business has been conducted prior to the Distribution.

“SpinCo Common Stock” means the common stock, $0.01 par value per share, of SpinCo.

“SpinCo Contracts” means the following Contracts to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing, in each case, immediately prior to the Distribution, except for any such Contract or part thereof that is expressly contemplated to be assigned to or retained by, or allocated to, any member of the Parent Group pursuant to any provision of this Agreement or any other Ancillary Agreement:

(a) (i) any Contract listed or described on Schedule VI(a)(i)  and (ii) any other Contract (other than any joint venture agreement) that relates exclusively to the SpinCo Business;

(b) the SpinCo Joint Venture Agreements; and

(c) any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement or any of the other Ancillary Agreements to be assigned to or retained by, or allocated to, any member of the SpinCo Group.

“SpinCo Credit Support Instruments” has the meaning set forth in Section 3.02(a).

“SpinCo Debt Proceeds Distribution” means the distribution by SpinCo to Parent of all or a portion of the net proceeds from SpinCo’s issuance of debt securities and/or incurrence of term loans.

“SpinCo Group” means (a) SpinCo, (b) each Person that will be a Subsidiary of SpinCo immediately prior to the Distribution, including the entities set forth on Schedule V under the caption “Subsidiaries” and (c) each Person that becomes a Subsidiary of SpinCo after the Distribution, including in each case any Person that is merged or consolidated with or into SpinCo or any Subsidiary of SpinCo.

“SpinCo HSE Liabilities” means any HSE Liability, whether occurring or arising prior to, on or after the Distribution Date, (x) of the SpinCo Group or (y) to the extent (a) relating to, arising out of or resulting from (i) any compliance or non-compliance with any HSE Law in connection with the operation of the SpinCo Business or any SpinCo Real Property, (ii) any Release of any Hazardous Material at, on, under, from or to any SpinCo Real Properties, (iii) any Release, transportation, storage, disposal, treatment or recycling (or arrangement for such activities) of Hazardous Material in connection with the operation of the SpinCo Business or (iv) any exposure to Hazardous Materials with respect to clauses (i) through (iii) or otherwise in connection with the SpinCo Business or any SpinCo Asset or (b) otherwise relating to, arising out of or resulting from the SpinCo Business or any SpinCo Asset.

“SpinCo Indemnitees” has the meaning set forth in Section 6.03.

“SpinCo IP” has the meaning set forth in the IPA.

“SpinCo Joint Venture Agreements” means those Contracts governing the rights and obligations associated with the ownership of the SpinCo Joint Venture Interests.

“SpinCo Joint Venture Interests” means the equity interests in joint ventures identified as SpinCo Joint Venture Interests on Schedule V.

“SpinCo Liabilities” means, without duplication, the following Liabilities:

(a)          all Liabilities of the SpinCo Group; provided that, with respect to Transferred SpinCo Group Members, no Liability will be a SpinCo Liability solely by virtue of this clause (a);

(b)          all Liabilities to the extent relating to, arising out of or resulting from:

(i)           the operation or conduct of the SpinCo Business as conducted at any time prior to the Distribution (including any such Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority), which act or failure to act relates to the SpinCo Business);

(ii)          the operation or conduct of the SpinCo Business or any other business conducted by SpinCo or any other member of the SpinCo Group at any time after the Distribution (including any such Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or

(iii)          the SpinCo Assets;

(c)          accounts payable (other than intercompany accounts payable between members of the Parent Group and/or any other Affiliate of Parent) and other current Liabilities that relate exclusively to the SpinCo Business;

(d)           all SpinCo HSE Liabilities;

(e)           the Liabilities listed or described on Schedule VII;

(f)           any obligations to the extent arising from the SpinCo Portion of any Shared Contract;

(g)         all other Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed or retained by, or allocated to, any member of the SpinCo Group; and

(h)           all Liabilities to the extent relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in, or incorporated by reference into, the Form 10 and any other documents filed with the Commission in connection with the Spin-Off or as contemplated by this Agreement, other than with respect to the Parent Disclosure Sections.

Notwithstanding the foregoing, the SpinCo Liabilities shall not include any Parent Retained Liabilities.

“SpinCo Portion” has the meaning set forth in Section 2.04(a).

“SpinCo Real Property” means the real property and real property interests identified on Schedule VIII, and any fixtures or appurtenances associated therewith.

“Subsequent Disposition” has the meaning set forth in the Recitals.

“Subsidiary” of any Person means any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Tax” or “Taxes” has the meaning set forth in the TMA.

“Tax Opinion” has the meaning set forth in the TMA.

“Third-Party Claim” means any written assertion by a Person (including any Governmental Authority) who is not a member of the Parent Group or the SpinCo Group of any claim, or the commencement by any such Person, of any Action, against any member of the Parent Group or the SpinCo Group.

“Third-Party Proceeds” has the meaning set forth in Section 6.04(a).

“TMA” means the Tax Matters Agreement dated as of the date of this Agreement by and between Parent and SpinCo.

“Transferred SpinCo Group Member” means any member of the SpinCo Group that was not formed in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

“Treasury Regulations” has the meaning set forth in the TMA.

“TSA” means the Transition Services Agreement dated as of the date of this Agreement between Parent and SpinCo, providing for the provision of certain services to SpinCo.

Article II

THE SEPARATION

Section 2.01                Transfer of Assets and Assumption of Liabilities.

(a)           In accordance with, and in the manner contemplated by, the Separation Step Plan and to the extent not effected prior to the date of this Agreement, subject to Section 2.01(d), prior to the Distribution, the Parties shall, and shall cause their respective Group members to, execute such instruments of assignment or transfer and take such other corporate actions as are necessary to:

(i)            transfer and convey to one or more members of the SpinCo Group all of the right, title and interest of the Parent Group in, to and under all SpinCo Assets not already owned by the SpinCo Group;

(ii)           transfer and convey to one or more members of the Parent Group all of the right, title and interest of the SpinCo Group in, to and under all Parent Assets not already owned by the Parent Group;

(iii)        cause one or more members of the SpinCo Group to assume all of the SpinCo Liabilities to the extent such Liabilities would otherwise remain obligations of any member of the Parent Group; and

(iv)         cause one or more members of the Parent Group to assume all of the Parent Liabilities to the extent such Liabilities would otherwise remain obligations of any member of the SpinCo Group.

Notwithstanding anything to the contrary, neither Party shall be required to transfer any Information except as required by Article VII, any Ancillary Agreement or any insurance policies (which are the subject of Article VIII).

(b)          In the event that it is discovered in the twelve (12) month period after the Distribution that there was an omission of (i) the transfer or conveyance by SpinCo (or a member of the SpinCo Group) to, or the acceptance or assumption by, Parent (or a member of the Parent Group) of any Parent Asset or Parent Liability, as the case may be or (ii) the transfer or conveyance by Parent (or a member of the Parent Group) to, or the acceptance or assumption by, SpinCo (or a member of the SpinCo Group) of any SpinCo Asset or SpinCo Liability, as the case may be, the Parties shall use reasonable best efforts to promptly effect such transfer, conveyance, acceptance or assumption of such Asset or Liability, as the case may be. Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.01(b) shall be treated by the Parties for all purposes as if it had occurred prior to the Distribution, except as otherwise required by applicable Law or a Final Determination.

(c)           In the event that it is discovered in the twelve (12) month period after the Distribution that there was a transfer or conveyance (i) by SpinCo (or a member of the SpinCo Group) to, or the acceptance or assumption by, Parent (or a member of the Parent Group) of any SpinCo Asset or SpinCo Liability, as the case may be, or (ii) by Parent (or a member of the Parent Group) to, or the acceptance or assumption by, SpinCo (or a member of the SpinCo Group) of any Parent Asset or Parent Liability, as the case may be, the Parties shall use reasonable best efforts to promptly transfer or convey such Asset or Liability back to the transferring or conveying Party or to rescind any acceptance or assumption of such Asset or Liability, as the case may be. Any transfer or conveyance made or acceptance or assumption rescinded pursuant to this Section 2.01(c) shall be treated by the Parties for all purposes as if such Asset or Liability had never been originally transferred, conveyed, accepted or assumed, as the case may be, except as otherwise required by applicable Law or a Final Determination.

(d)           To the extent that any transfer or conveyance of any Asset (other than Shared Contracts, which are governed solely by Section 2.04; or the fee interests (or local equivalent), leasehold interests, subleasehold interests or other real property interests under the Real Estate Separation Documents, which are governed by the REMA); or acceptance or assumption of any Liability (other than Shared Contracts, which are governed solely by Section 2.04; or the fee interests (or local equivalent), leasehold interests, subleasehold interests or other real property interests under the Real Estate Separation Documents, which are governed by the REMA) required by this Agreement to be so transferred, conveyed, accepted or assumed shall not have been completed prior to the Distribution during the 12-month period following the Distribution, the Parties shall use reasonable best efforts to effect such transfer, conveyance, acceptance or assumption as promptly following the Distribution as shall be practicable. Nothing in this Agreement shall be deemed to require the transfer or conveyance of any Assets or the acceptance or assumption of any Liabilities which by their respective terms (or the terms of any Contract relating to such Asset or Liability) or operation of Law cannot be so transferred, conveyed, accepted or assumed; provided, however, that the Parties shall use reasonable best efforts to obtain any necessary Governmental Approvals and other Consents for the transfer, conveyance, acceptance or assumption (as applicable) of all Assets and Liabilities required by this Agreement to be so transferred, conveyed, accepted or assumed; provided, further, that neither Party nor any member of its Group shall be required to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to cause such Governmental Approval or other Consent to be obtained (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be reimbursed by the Party or the member of the Party’s Group entitled to such Asset or intended to assume such Liability, as applicable, as promptly as reasonably practicable). In the event that any such transfer, conveyance, acceptance or assumption (as applicable) has not been completed effective as of the Distribution, the Party retaining such Asset or Liability (or the member of the Party’s Group retaining such Asset or Liability) shall thereafter hold such Asset for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and retain such Liability for the account, and at the expense, of the Party by whom such Liability should have been assumed or accepted pursuant to this Agreement, and take such other actions as may be reasonably requested by the Party to which (or to the Group of which) such Asset should have been transferred or conveyed, or by whom (or by the Group of whom) such Liability should have been assumed or accepted, as the case may be, in order to place such Party or the member of its Group, insofar as reasonably possible, in the same position as would have existed had such Asset or Liability been transferred, conveyed, accepted or assumed (as applicable) as and when contemplated by this Agreement, including in respect of possession, use, risk of loss, potential for gain and control over such Asset or Liability, as the case may be. As and when any such Asset or Liability becomes transferable or assumable, as the case may be, each Party shall, and shall cause the members of its Group to, use reasonable best efforts to promptly effect such transfer, conveyance, acceptance or assumption (as applicable). Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.01(d) shall be treated by the Parties for all purposes as if it had occurred immediately prior to the Distribution, except as otherwise required by applicable Law or a Final Determination.

(e)           The Party retaining any Asset or Liability due to the deferral of the transfer and conveyance of such Asset or the deferral of the acceptance and assumption of such Liability pursuant to this Section 2.01 or otherwise shall not be obligated by this Agreement, in connection with this Section 2.01, to expend any money or take any action that would require the expenditure of money unless and to the extent the Party or the member of the Party’s Group entitled to receive such Asset or intended to assume such Liability, as applicable, advances or agrees to reimburse it for the applicable expenditures.

(f)            Without limiting any other provision hereof, each of Parent and SpinCo will take, and will cause each member of its respective Group to take, such actions as are reasonably necessary to consummate the transactions contemplated by the Separation Step Plan (whether prior to, at or after the Distribution). The Parties agree that the steps described in the Separation Step Plan shall be effected in the order and manner prescribed in the Separation Step Plan.

(g)           In the event that Parent determines to seek novation with respect to any SpinCo Liability, SpinCo shall reasonably cooperate with, and shall cause the members of the SpinCo Group to reasonably cooperate with, Parent and the members of the Parent Group (including, where necessary, entering into appropriate instruments of assumption and, where necessary, SpinCo providing parent guarantees in support of the obligations of other members of the SpinCo Group) to cause such novation to be obtained, on terms reasonably acceptable to SpinCo, and to have Parent and the members of the Parent Group released from all liability to third parties arising after the date of such novation and, in the event SpinCo determines to seek novation with respect to any Parent Liability, Parent shall reasonably cooperate with, and shall cause the members of the Parent Group to reasonably cooperate with, SpinCo and the members of the SpinCo Group (including, where necessary, entering into appropriate instruments of assumption and, where necessary, Parent providing parent guarantees in support of the obligations of other members of the Parent Group) to cause such novation to be obtained, on terms reasonably acceptable to Parent, and to have SpinCo and the members of the SpinCo Group released from all liability to third parties arising after the date of such novation; provided that neither Party nor any member of its Group shall be required to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to cause such novation to be obtained (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be reimbursed by the Party or the member of the Party’s Group entitled to such Asset or intended to assume such Liability, as applicable, as promptly as reasonably practicable).

Section 2.02          Certain Matters Governed Exclusively by Ancillary Agreements. Each of Parent and SpinCo agrees on behalf of itself and the members of its Group that, except as explicitly provided in this Agreement or any Ancillary Agreement (including clause (l) of the definition of SpinCo Assets and clause (g) of the definition of SpinCo Liabilities), (a) the TMA shall exclusively govern all matters relating to Taxes between such parties (except to the extent that tax matters relating to employee and employee benefits-related matters are addressed in the EMA), (b) the EMA shall exclusively govern the allocation of Assets and Liabilities related to employee and employee compensation and benefits-related matters, including the outstanding awards (equity- and cash-based) under existing equity plans with respect to employees and former employees of members of both the Parent Group and the SpinCo Group (except to the extent that employee compensation and benefits-related reimbursements are addressed in the TSA or the Reverse TSA), (c) the IPA, PAA and other Intellectual Property assignment agreements shall exclusively govern the recordation of the transfers of any registrations or applications of Parent IP and SpinCo IP that is allocated hereunder, as applicable, and the use and licensing of certain Intellectual Property identified therein between members of the Parent Group and members of the SpinCo Group, (d) the PCLA and PAA shall exclusively govern all matters relating to the use and licensing of certain patents identified therein between members of the Parent Group and the SpinCo Group, (e) the TTMA shall exclusively govern all matters relating to the use and licensing of certain trademarks identified therein between members of the Parent Group and the SpinCo Group, (f) the TSA and the Reverse TSA shall exclusively govern all matters relating to the provision of certain services identified therein to be provided by each Party to the other on a transitional basis following the Distribution, and (g) the REMA shall exclusively govern all matters relating to the Real Estate Separation Documents, including the allocation and transfer of interests in real property. Except as set forth in this Section 2.02, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of this Agreement shall control (unless this Agreement or the Ancillary Agreement explicitly provides otherwise).

Section 2.03           Termination of Agreements.

(a)            Except as set forth in Section 2.03(b) or Section 2.03(c) or as otherwise provided by the Separation Step Plan, in furtherance of the releases and other provisions of Section 6.01, effective as of the Distribution, SpinCo and each other member of the SpinCo Group, on the one hand, and Parent and each other member of the Parent Group, on the other hand, hereby terminate any and all Contracts, arrangements, commitments and understandings, oral or written between such parties and in existence as of the Distribution Date (“Intercompany Agreements”), including all intercompany accounts payable or accounts receivable in effect or accrued as of the Distribution Date (“Intercompany Accounts”). No such terminated Intercompany Agreement or Intercompany Account (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Distribution Date. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing. The Parties, on behalf of the members of their respective Groups, hereby waive any advance notice provision or other termination requirements with respect to any Intercompany Agreement.

(b)           The provisions of Section 2.03(a) and Section 2.03(c) shall not apply to any of the following Intercompany Agreements or Intercompany Accounts (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other Intercompany Agreement or Intercompany Account expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by either Party or any other member of its Group, including any Real Estate Separation Document and any Local Transfer Agreement or created by any Ancillary Agreement); (ii) any Intercompany Agreements to which any third party is a party, including any Shared Contracts; (iii) any other Intercompany Agreements or Intercompany Accounts created by any Ancillary Agreement or that this Agreement, any Ancillary Agreement or such Intercompany Agreement expressly contemplates will survive the Distribution Date; (iv) any Intercompany Agreement entered into in connection with the transactions contemplated hereby for the purpose of surviving the Distribution and governing commercial matters between Parent Group and the SpinCo Group following the Distribution; and (v) those Intercompany Agreements and Intercompany Accounts set forth on Schedule XIII.

(c)            In connection with the termination of Intercompany Accounts described in Section 2.03(a), each of Parent and SpinCo shall cause each Intercompany Account between a member of the SpinCo Group, on the one hand, and a member of the Parent Group, on the other hand, outstanding as of the close of business on the business day immediately prior to the date of the Distribution to be settled in the manner provided on Schedule XX.

(d)

(i)            Parent and SpinCo each agree to take, or cause the respective members of their respective Groups to take, prior to the Distribution (or as promptly as reasonably practicable thereafter), all actions necessary to amend all contracts or agreements governing (x) the Parent Accounts so that such Parent Accounts, if linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any SpinCo Account, are de-linked from such SpinCo Accounts and (y) the SpinCo Accounts so that such SpinCo Accounts, if linked to any Parent Account, are de-linked from such Parent Accounts.

(ii)           With respect to any outstanding checks issued by, or payments made by, Parent, SpinCo or any of their respective Subsidiaries prior to the Distribution, such outstanding checks shall be honored from and after the Distribution by the Person or Group owning the account on which the check is drawn, without limiting the ultimate allocation of Liability for such amounts under this Agreement or any Ancillary Agreement.

(iii)          As between Parent and SpinCo (and the members of their respective Groups), except to the extent prohibited by applicable Law or a Final Determination, all payments and reimbursements received after the Distribution by either Party (or a member of its Group) to which the other Party (or a member of its Group) is entitled under this Agreement, shall be held by such Party (or the applicable member of its Group) in trust for the use and benefit of the Person entitled thereto and, within sixty (60) days of receipt by such Party (or the applicable member of its Group) of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party (or the applicable member of its Group), the amount of such payment or reimbursement without right of setoff unless otherwise determined by Parent and SpinCo (or the applicable members of each of their respective Groups).

(e)            The Parties shall take the actions set forth on Schedule XXIV.

Section 2.04           Shared Contracts.

(a)            Except as set forth on Schedule IX, the Parties shall, and shall cause the members of their respective Groups to, use their respective reasonable best efforts to work together in an effort to divide, partially assign, modify or replicate (in whole or in part) the respective rights and obligations under and in respect of any Shared Contract, such that (i) a member of the SpinCo Group is the beneficiary of the rights and is responsible for the obligations related to that portion of such Shared Contract relating to the SpinCo Business (the “SpinCo Portion”), which rights shall be a SpinCo Asset and which obligations shall be a SpinCo Liability, and (ii) a member of the Parent Group is the beneficiary of the rights and is responsible for the obligations related to such Shared Contract not relating to the SpinCo Business (the “Parent Portion”), which rights shall be a Parent Asset and which obligations shall be a Parent Liability. Nothing in this Agreement shall require the division, partial assignment, modification or replication of a Shared Contract unless and until any necessary Consents are obtained or made, as applicable. If the Parties, or their respective Group members, as applicable, are not able to enter into an arrangement to formally divide, partially assign, modify or replicate such Shared Contract prior to the Distribution as contemplated by the previous sentence, and subject to the other provisions of this Section 2.04, then the Parties shall, and shall cause their respective Group members to, cooperate in any reasonable and permissible arrangement as determined by Parent to provide that, following the Distribution, a member of the SpinCo Group shall receive the interest in the benefits and obligations of the SpinCo Portion under such Shared Contract and a member of the Parent Group shall receive the interest in the benefits and obligations of the Parent Portion under such Shared Contract, it being understood that no Party shall have Liability to the other Party for the failure of any third party to perform its obligations under any such Shared Contract.

(b)           Nothing in this Section 2.04 shall require either Party or any member of each of their respective Groups to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be reimbursed by the Party or the member of the Party’s Group entitled to such Asset or intended to assume such Liability, as applicable, as promptly as reasonably practicable). For the avoidance of doubt, reasonable out-of-pocket expenses and recording or similar fees shall not include any purchase price, license fee, or other payment or compensation for the procurement of any asset secured to replace an Asset in the course of a Party’s obligation under Section 2.04(a).

Section 2.05           Disclaimer of Representations and Warranties. Each of Parent (on behalf of itself and each other member of the Parent Group) and SpinCo (on behalf of itself and each other member of the SpinCo Group) understands and agrees that, except as expressly set forth in this Agreement, in any Ancillary Agreement or in the Representation Letters, no party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement or any Ancillary Agreement is representing or warranting in any way as to any Assets or Liabilities transferred or assumed as contemplated hereby or thereby, as to the sufficiency of the Assets or Liabilities transferred or assumed hereby or thereby for the conduct and operations of the SpinCo Business or the Parent Business, as applicable, as to any Governmental Approvals or other Consents required in connection therewith or in connection with any past transfers of the Assets or assumptions of the Liabilities, as to the value or freedom from any Security Interests of, or any other matter concerning, any Assets or Liabilities of such party, or as to the absence of any defenses or rights of setoff or freedom from counterclaim with respect to any claim or other Asset, including any accounts receivable, of any such party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Asset or thing of value upon the execution, delivery and filing hereof or thereof, and each of Parent (on behalf of itself and each other member of the Parent Group) and SpinCo (on behalf of itself and each other member of the SpinCo Group) has relied only on the representations and warranties expressly contained in Section 11.01(c), in any Ancillary Agreement or in the Representation Letters. Except as may expressly be set forth herein or in any Ancillary Agreement, any such Assets are being transferred on an “as is,” “where is” basis and the respective transferees shall bear the economic and legal risks that (a) any conveyance shall prove to be insufficient to vest in the transferee good and marketable title, free and clear of any Security Interest and (b) any necessary Governmental Approvals or other Consents are not obtained or that any requirements of Laws or judgments are not complied with. To the extent any Local Transfer Agreement has included representations, warranties, covenants, indemnities or other provisions inconsistent with the purpose of this Section 2.05, each of SpinCo, on behalf of itself and the SpinCo Group, and Parent, on behalf of itself and the Parent Group, hereby waives and agrees not to enforce such provisions.

Section 2.06           Waiver of Bulk-Sale and Bulk-Transfer Laws. SpinCo hereby waives compliance by each and every member of the Parent Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SpinCo Assets to any member of the SpinCo Group. Parent hereby waives compliance by each and every member of the SpinCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Parent Assets to any member of the Parent Group.

Article III

CREDIT SUPPORT

Section 3.01           Replacement of Parent Credit Support.

(a)           SpinCo shall use reasonable best efforts to arrange, at its sole cost and expense and effective on or prior to the Distribution Date, the termination or replacement of all guarantees, covenants, indemnities, surety bonds, letters of credit or similar assurances of credit support (“Credit Support Instruments”) provided by, through or on behalf of Parent or any other member of the Parent Group for the benefit of SpinCo or any other member of the SpinCo Group or providing credit support for a SpinCo Contract (“Parent Credit Support Instruments”), with alternate arrangements that do not require any credit support from Parent or any other member of the Parent Group, and shall use reasonable best efforts to obtain from the beneficiaries of such Credit Support Instruments written releases (which in the case of a letter of credit or bank guarantee would be effective upon surrender of the original Parent Credit Support Instrument to the originating bank and such bank’s confirmation to Parent of cancelation thereof) indicating that Parent or such other member of the Parent Group will, effective upon the consummation of the Distribution, have no liability with respect to such Credit Support Instruments, in each case, reasonably satisfactory to Parent.

(b)           In furtherance of Section 3.01(a), to the extent required to obtain a removal or release from a Parent Credit Support Instrument, SpinCo or an appropriate member of the SpinCo Group shall execute an agreement substantially in the form of such existing Parent Credit Support Instrument or such other form as is agreed to by the relevant parties to such agreement, except to the extent that such existing Parent Credit Support Instrument contains representations, covenants or other terms or provisions (i) with which SpinCo or the appropriate member of the SpinCo Group would be reasonably unable to comply or (ii) which would be reasonably expected to be breached by SpinCo or the appropriate member of the SpinCo Group.

(c)            If SpinCo is unable to obtain, or to cause to be obtained, all releases from Parent Credit Support Instruments pursuant to Sections 3.01(a) and 3.01(b) on or prior to the Distribution, (i) without limiting SpinCo’s obligations under Article VI, SpinCo shall cause the relevant member of the SpinCo Group that has assumed the Liability with respect to such Parent Credit Support Instrument to indemnify and hold harmless the guarantor or obligor for any Liability arising out of, resulting from or relating thereto in accordance with the provisions of Article VI and, as agent or subcontractor for such guarantor or obligor, to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder and (ii) with respect to such Credit Support Instruments that are in the form of a letter of credit or bank guarantee, SpinCo shall provide Parent with letters of credit or guarantees, in each case issued by a bank reasonably acceptable to Parent, against losses arising from all such Credit Support Instruments or, if Parent agrees in writing, cash collateralize the full amount of any outstanding Credit Support Instrument with respect to which such release has not been obtained and (iii) except as set forth on Schedule XIV, with respect to such Credit Support Instrument, each of Parent and SpinCo, on behalf of themselves and the members of each of their respective Groups, agree, except as otherwise expressly required by the terms of a Contract with a third party in effect as of the Distribution, not to renew or extend the term of, increase its obligations under or transfer to a third Person, any loan, guarantee, lease, sublease, license, Contract or other obligation for which the other Party or any member of the other Party’s Group is or may be liable under such Credit Support Instrument unless all obligations of the other Party and the other members of the other Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to the other Party.

(d)           Notwithstanding anything to the contrary in this Section 3.01, the Parent Credit Support Instruments listed on Schedule XIV shall be addressed in the manner provided on such Schedule XIV.

Section 3.02           Replacement of SpinCo Credit Support.

(a)           Parent shall use reasonable best efforts to arrange, at its sole cost and expense and effective on or prior to the Distribution Date, the termination or replacement of all Credit Support Instruments provided by, through or on behalf of SpinCo or any other member of the SpinCo Group for the benefit of Parent or any other member of the Parent Group or providing credit support for a Contract of Parent or its Subsidiary other than a SpinCo Contract (“SpinCo Credit Support Instruments”), with alternate arrangements that do not require any credit support from SpinCo or any other member of the SpinCo Group, and shall use reasonable best efforts to obtain from the beneficiaries of such Credit Support Instruments written releases (which in the case of a letter of credit or bank guarantee would be effective upon surrender of the original SpinCo Credit Support Instrument to the originating bank and such bank’s confirmation to SpinCo of cancelation thereof) indicating that SpinCo or such other member of the SpinCo Group will, effective upon the consummation of the Distribution, have no liability with respect to such Credit Support Instruments, in each case reasonably satisfactory to SpinCo.

(b)           In furtherance of Section 3.02(a), to the extent required to obtain a removal or release from a SpinCo Credit Support Instrument, Parent or an appropriate member of the Parent Group shall execute an agreement substantially in the form of the existing SpinCo Credit Support Instrument or such other form as is agreed to by the relevant parties to such agreement, except to the extent that such existing SpinCo Credit Support Instrument contains representations, covenants or other terms or provisions (i) with which Parent or the appropriate member of the Parent Group would be reasonably unable to comply or (ii) which would be reasonably expected to be breached by Parent or the appropriate member of the Parent Group.

(c)            If Parent is unable to obtain, or to cause to be obtained, all releases from SpinCo Credit Support Instruments pursuant to Sections 3.02(a) and 3.02(b) on or prior to the Distribution, (i) without limiting Parent’s obligations under Article VI, Parent shall cause the relevant member of the Parent Group that has assumed the Liability with respect to such Credit Support Instrument to indemnify and hold harmless the guarantor or obligor for any Liability arising from or relating thereto in accordance with the provisions of Article VI and, as agent or subcontractor for such guarantor or obligor, to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, (ii) with respect to such Credit Support Instruments that are in the form of a letter of credit or bank guarantee, Parent shall provide SpinCo with letters of credit or guarantees, in each case issued by a bank reasonably acceptable to SpinCo, against losses arising from all such Credit Support Instruments or, if SpinCo agrees in writing, cash collateralize the full amount of any outstanding Credit Support Instrument with respect to which such release has not been obtained and (iii) except as set forth on Schedule XV, with respect to such Credit Support Instrument, each of Parent and SpinCo, on behalf of themselves and the members of each of their respective Groups, agree, except as otherwise expressly required by the terms of a Contract with a third party in effect as of the Distribution, not to renew or extend the term of, increase its obligations under or transfer to a third Person, any loan, guarantee, lease, sublease, license, Contract or other obligation for which the other Party or any member of the other Party’s Group is or may be liable under such Credit Support Instrument unless all obligations of the other Party and the other members of the other Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to the other Party.

(d)           Notwithstanding anything to the contrary in this Section 3.02, the SpinCo Credit Support Instruments listed on Schedule XV shall be addressed in the manner provided on such Schedule XV.

Article IV

ACTIONS PENDING THE DISTRIBUTION

Section 4.01          Actions Prior to the Distribution.

(a)           Subject to the conditions specified in Section 4.02 and subject to Section 5.03, Parent and SpinCo shall use reasonable best efforts to consummate the Distribution. Such efforts shall include taking the actions specified in this Section 4.01.

(b)           Prior to the Distribution, Parent shall mail the Notice of Internet Availability of the Information Statement or the Information Statement to the Record Holders.

(c)           SpinCo shall prepare, file with the Commission and use its reasonable best efforts to cause to become effective any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

(d)           Parent and SpinCo shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution.

(e)           SpinCo shall prepare and file, and shall use reasonable best efforts to have approved prior to the Distribution, an application for the listing of the SpinCo Common Stock to be distributed in the Distribution on the Exchange, subject to official notice of distribution.

(f)            Prior to the Distribution, Parent, in its capacity as sole stockholder of SpinCo, shall have duly elected to the SpinCo board of directors the individuals listed as members of the SpinCo board of directors in the Information Statement, and such individuals shall be the members of the SpinCo board of directors effective as of immediately after the Distribution; provided, however, that to the extent required by any Law or requirement of the Exchange or any other national securities exchange, as applicable, one independent director shall be appointed by the existing board of directors of SpinCo prior to the date on which “when-issued” trading of the SpinCo Common Stock begins on the Exchange and begin his or her term prior to the Distribution and shall serve on SpinCo’s Audit Committee, Compensation Committee and Nominating and Governance Committee.

(g)           Prior to the Distribution, Parent shall deliver or cause to be delivered to SpinCo resignations, effective as of immediately after the Distribution, of each individual who will be an employee of any member of the Parent Group after the Distribution and who is an officer or director of any member of the SpinCo Group immediately prior to the Distribution.

(h)           Immediately prior to the Distribution, the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of SpinCo, each in substantially the form filed as an exhibit to the Form 10, shall be in effect.

(i)             Parent and SpinCo shall, subject to Section 5.03, take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 4.02 to be satisfied and to effect the Distribution on the Distribution Date.

(j)            Prior to the Distribution, SpinCo shall make capital and other expenditures and operate its cash management, accounts payable and receivables collection systems in the ordinary course of business consistent with prior practice except as required in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.02           Conditions Precedent to Consummation of the Distribution. Subject to Section 5.03, as soon as practicable after the date of this Agreement, the Parties shall use reasonable best efforts to satisfy the following conditions prior to the consummation of the Distribution. The obligations of the Parties to consummate the Distribution shall be conditioned on the satisfaction, or waiver by Parent, of the following conditions:

(a)           The board of directors of Parent shall have authorized and approved the Contribution and Distribution and not withdrawn such authorization and approval, and shall have declared the dividend of SpinCo Common Stock to holders of Parent Common Stock.

(b)           Each Ancillary Agreement shall have been executed by each party to such agreement.

(c)           The SpinCo Common Stock shall have been accepted for listing on the Exchange or another national securities exchange approved by Parent, subject to official notice of issuance.

(d)           The Commission shall have declared effective the Form 10, no stop order suspending the effectiveness of the Form 10 shall be in effect and no proceedings for that purpose shall be pending before or threatened by the Commission.

(e)           Parent shall have received the written opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, which shall remain in full force and effect, that, subject to the accuracy of and compliance with the relevant Representation Letters, the Distribution will qualify for its Intended Tax Treatment.

(f)            The Separation Transactions shall have been completed in accordance with the Separation Step Plan (other than those steps that are expressly contemplated to occur at or after the Distribution).

(g)           No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect, and no other event outside the control of Parent shall have occurred, or failed to occur, that prevents the consummation of the Distribution.

(h)           No other events or developments shall have occurred prior to the Distribution that, in the judgment of the board of directors of Parent, would result in the Distribution having a material adverse effect on Parent or the stockholders of Parent.

(i)            The actions set forth in Sections 4.01(b), (f), (g) and (h) shall have been completed.

The foregoing conditions are for the sole benefit of Parent and shall not give rise to or create any duty on the part of Parent or the Parent board of directors to waive, or not waive, such conditions or in any way limit the right of Parent to terminate this Agreement as set forth in Article X or alter the consequences of any such termination from those specified in such Article. Any determination made by the Parent board of directors prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 4.02 shall be conclusive.

Article V

THE DISTRIBUTION, SUBSEQUENT DISPOSITION AND REMAINING DISPOSITION

Section 5.01           The Distribution, Subsequent Disposition and Remaining Disposition.

(a)            SpinCo shall cooperate with Parent to accomplish the Distribution, Subsequent Disposition and/or Remaining Disposition, as applicable, and shall, at the direction of Parent, use its reasonable best efforts to promptly take any and all actions necessary or desirable to effect the Distribution, Subsequent Disposition and/or Remaining Disposition, as applicable. Parent shall select any investment bank or manager in connection with the Distribution, Subsequent Disposition and/or Remaining Disposition, as applicable, as well as any financial printer, solicitation, exchange and/or distribution agent and financial, legal, accounting, tax and other advisors for Parent. Parent or SpinCo, as the case may be, will provide, or cause the applicable member of its Group to provide, to the Agent all share certificates and any information required in order to complete the Distribution, Subsequent Disposition and/or Remaining Disposition, as applicable.

(b)           Subject to the terms and conditions set forth in this Agreement, (i) after completion of the Separation Transactions (other than those steps that are expressly contemplated to occur at or after the Distribution) and on or prior to the Distribution Date, for the benefit of and distribution to the holders of Parent Common Stock as of the Record Date (“Record Holders”), Parent will deliver to the Agent at least 80.1% of the issued and outstanding shares of SpinCo Common Stock held by Parent and book-entry authorizations for such shares and (ii) on the Distribution Date, Parent shall instruct the Agent to distribute, by means of a pro rata dividend based on the aggregate number of shares of Parent Common Stock held by each applicable Record Holder, to each Record Holder (or such Record Holder’s bank or brokerage firm on such Record Holder’s behalf) electronically, by direct registration in book-entry form, the number of shares of SpinCo Common Stock to which such Record Holder is entitled based on a distribution ratio determined by Parent in its sole discretion. The Distribution shall be effective at 5:00 p.m. New York City time on the Distribution Date. On or as soon as practicable after the Distribution Date, the Agent will mail to each Record Holder (or otherwise transmit in accordance with the Agent’s regular practices) an account statement indicating the number of shares of SpinCo Common Stock that have been registered in book-entry form in the name of such Record Holder.

Section 5.02           Fractional Shares. Record Holders holding a number of shares of Parent Common Stock on the Record Date that would entitle such holders to receive less than one whole share of SpinCo Common Stock in the Distribution will receive cash in lieu of such fractional share. Fractional shares of SpinCo Common Stock will not be distributed in the Distribution nor credited to book-entry accounts. Parent shall cause the Agent to, as soon as practicable after the date on which “when-issued” trading of the SpinCo Common Stock begins on the Exchange, (a) determine the number of whole shares and fractional shares of SpinCo Common Stock allocable to each Record Holder and (b) aggregate all fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests. Parent shall cause the Agent to, as soon as practicable after the Distribution Date, distribute to each such holder, or for the benefit of each beneficial owner, such holder’s or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of SpinCo Common Stock after making appropriate deductions for any amount required to be withheld under applicable Tax Law and less any brokers’ charges, commissions or transfer Taxes. The Agent, in its sole discretion, will determine the timing and method of selling such fractional shares, the selling price of such fractional shares and the broker-dealer through which such fractional shares will be sold; provided, however, that the designated broker-dealer is not an Affiliate of Parent or SpinCo. Neither Parent nor SpinCo will pay any interest on the proceeds from the sale of fractional shares.

Section 5.03           Sole Discretion of Parent. Parent shall, in its sole and absolute discretion, determine the Record Date, the Distribution Date and all terms of the Distribution, Subsequent Disposition and/or Remaining Disposition, as applicable, including the form, structure and terms of any transactions or offerings to effect the Distribution, Subsequent Disposition and/or Remaining Disposition, as applicable, and the timing of and conditions to the consummation thereof. In addition, and notwithstanding anything to the contrary set forth below, Parent may at any time and from time to time until the Distribution, Subsequent Disposition or Remaining Disposition, as applicable, decide to abandon the Distribution, Subsequent Disposition and/or Remaining Disposition, as applicable, or modify or change the terms of the Distribution, Subsequent Disposition and/or Remaining Disposition, as applicable, including by accelerating or delaying the timing of the consummation of all or part of the Distribution, Subsequent Disposition and/or Remaining Disposition, as applicable.

Article VI

MUTUAL RELEASES; INDEMNIFICATION

Section 6.01           Release of Pre-Distribution Claims.

(a)            Except as provided in Section 6.01(c) or elsewhere in this Agreement or the Ancillary Agreements effective as of the Distribution, SpinCo does hereby, for itself and each other member of the SpinCo Group, their respective Affiliates, and to the extent it may legally do so, its successors and assigns, and all Persons who at any time on or prior to the Distribution have been stockholders, directors, officers, members, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), remise, release and forever discharge Parent and the other members of the Parent Group, their respective Affiliates, successors and assigns, and all Persons who at any time on or prior to the Distribution have been stockholders, directors, officers, members, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all SpinCo Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring, or failing to occur, or alleged to have occurred, or to have failed to occur, or any conditions existing or alleged to have existed on or before the Distribution, including in connection with the Spin-Off and all other activities to implement the Spin-Off. The Liabilities addressed by this Section 6.01(a) shall include Parent’s indemnification obligations with respect to Liabilities arising on or before the Distribution Date under Article XI of its Amended and Restated Certificate of Incorporation and Section 6 of Article VI of its Amended and Restated Bylaws, to the extent relating to the SpinCo Business, which for the avoidance of doubt shall constitute SpinCo Liabilities.

(b)           Except as provided in Section 6.01(c) or elsewhere in this Agreement or the Ancillary Agreements, effective as of the Distribution, Parent does hereby, for itself and each other member of the Parent Group, their respective Affiliates, and to the extent it may legally do so, its successors and assigns, and all Persons who at any time on or prior to the Distribution have been stockholders, directors, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), remise, release and forever discharge SpinCo, the other members of the SpinCo Group, their respective Affiliates, successors and assigns, and all Persons who at any time on or prior to the Distribution have been stockholders, directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Parent Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring, or failing to occur, or alleged to have occurred, or to have failed to occur, or any conditions existing, or alleged to have existed, on or before the Distribution, including in connection with the Spin-Off and all other activities to implement the Spin-Off.

(c)            Nothing contained in Section 6.01(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any Intercompany Agreement or Intercompany Account that is specified in Section 2.03(b) not to terminate as of the Distribution, in each case in accordance with its terms. Nothing contained in Section 6.01(a) or (b) shall release:

(i)             any Person from any Liability provided in or resulting from any Contract among any members of the Parent Group or the SpinCo Group that is specified in Section 2.03(b) as not to terminate as of the Distribution, or any other Liability specified in such Section 2.03(b) as not to terminate as of the Distribution;

(ii)           any Person from any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii)          any Person from any Liability provided in or resulting from any other Contract or agreement that is entered into after the Distribution between one Party (or a member of such Party’s Group), on the one hand, and the other Party (or a member of such Party’s Group), on the other hand;

(iv)          any Person from any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought against the Parties, the members of their respective Groups or any of their respective directors, officers, employees or agents, by third Persons, which Liability shall be governed by the provisions of this Article VI or, if applicable, the appropriate provisions of the relevant Ancillary Agreement; or

(v)           any Person from any Liability the release of which would result in the release of any Person not otherwise intended to be released pursuant to this Section 6.01.

(d)           SpinCo shall not make, and shall not permit any other member of the SpinCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Parent or any other member of the Parent Group, or any other Person released pursuant to Section 6.01(a), with respect to any Liabilities released pursuant to Section 6.01(a). Parent shall not make, and shall not permit any other member of the Parent Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against SpinCo or any other member of the SpinCo Group, or any other Person released pursuant to Section 6.01(b), with respect to any Liabilities released pursuant to Section 6.01(b).

Section 6.02           Indemnification by SpinCo. Subject to Section 6.04, SpinCo shall indemnify, defend and hold harmless Parent, each other member of the Parent Group and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Parent Indemnitees”), from and against any and all Liabilities of the Parent Indemnitees to the extent relating to, arising out of or resulting from any of the following items (without duplication):

(a)            the SpinCo Liabilities, including the failure of SpinCo or any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liability in accordance with its terms;

(b)           any breach by SpinCo or any other member of the SpinCo Group of this Agreement, or any Ancillary Agreement, unless such Ancillary Agreement expressly provides for separate indemnification therein (which shall be controlling); and

(c)            any breach by SpinCo of any of the representations and warranties made by SpinCo on behalf of itself and the members of the SpinCo Group in Section 11.01(c).

Section 6.03           Indemnification by Parent. Subject to Section 6.04, Parent shall indemnify, defend and hold harmless SpinCo, each other member of the SpinCo Group and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnitees”), from and against any and all Liabilities of the SpinCo Indemnitees to the extent relating to, arising out of or resulting from any of the following items (without duplication):

(a)            the Parent Liabilities, including the failure of Parent or any other member of the Parent Group, or any other Person, to pay, perform or otherwise promptly discharge any Parent Liability in accordance with its terms;

(b)           any breach by Parent or any other member of the Parent Group of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein (which shall be controlling); and

(c)           any breach by Parent of any of the representations and warranties made by Parent on behalf of itself and the members of the Parent Group in Section 11.01(c).

Section 6.04           Indemnification Obligations Net of Insurance Proceeds and Third-Party Proceeds.

(a)           The Parties intend that any Liability subject to indemnification or reimbursement pursuant to this Agreement will be net of (i) Insurance Proceeds that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability and (ii) other amounts recovered from any third party (net of any out-of-pocket costs or expenses incurred in, or Taxes imposed with respect to, the collection thereof and net of any reimbursements) that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability (“Third-Party Proceeds”). Accordingly, the amount that either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or reimbursement pursuant to this Agreement (an “Indemnitee”) will be reduced by any Insurance Proceeds or Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee from a third party in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third-Party Proceeds in respect of such Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if such Insurance Proceeds or Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made; provided, that for the avoidance of doubt, such amount shall not exceed the amount of the Indemnity Payment.

(b)           An insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of the indemnification provisions hereof, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “windfall” (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Subject to Section 6.10, each member of the Parent Group and SpinCo Group shall use reasonable best efforts to collect or recover any Insurance Proceeds and any Third-Party Proceeds to which such Person is entitled in connection with any Liability for which such Person seeks indemnification pursuant to this Article VI; provided, however, that such Person’s inability to collect or recover any such Insurance Proceeds or Third-Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

(c)           The calculation of any Indemnity Payments required by this Agreement shall be subject to Section 5.2(c) of the TMA.

Section 6.05           Procedures for Indemnification of Third-Party Claims.

(a)            If an Indemnitee shall receive notice or otherwise learn of a Third-Party Claim with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to this Agreement (including Article III), such Indemnitee shall give such Indemnifying Party written notice thereof as soon as reasonably practicable, but no later than thirty (30) days after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail and shall include: (i) the basis for, and nature of, such Third-Party Claim, including the facts constituting the basis for such Third-Party Claim; (ii) the estimated amount of losses (to the extent so estimable) that have been or may be sustained by the Indemnitee in connection with such Third-Party Claim; and (iii) copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim; provided, however, that any such notice need only specify such information to the knowledge of the Indemnitee as of the date of such notice and shall not limit or prejudice any of the rights or remedies of any Indemnitee on the basis of any limitations on the information included in such notice, including any such limitations made in good faith to preserve the attorney-client privilege, work product doctrine or any other similar privilege or doctrine. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 6.05(a) shall not relieve the related Indemnifying Party of its obligations under this Article VI, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice in accordance with this Section 6.05(a).

(b)           The Indemnifying Party shall have the right, exercisable by written notice to the Indemnitee within thirty (30) calendar days after receipt of notice from an Indemnitee in accordance with Section 6.05(a), to assume and conduct the defense of such Third-Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee; provided, however, that (x) SpinCo shall not be entitled to control the defense of any Third-Party Claim in respect of a Mixed Action (and, for the avoidance of doubt, Parent shall control any such defense), (y) the Indemnifying Party shall not have the right to control the defense of any Third-Party Claim (i) to the extent such Third-Party Claim seeks criminal penalties or injunctive or other equitable relief (other than any such injunctive or other equitable relief that is solely incidental to the granting of money damages) or (ii) if the Indemnitee has reasonably determined in good faith that the Indemnifying Party controlling such defense will affect the Indemnitee or its Group in a materially adverse manner and (z) if the Indemnitee determines in good faith that the proper defense of the Third-Party Claim requires that the election to assume the defense of such claim be made in fewer than thirty (30) days, the Indemnitee may request that such election be made in such shorter period as the Indemnitee may reasonably determine.

(c)            If the Indemnifying Party elects not to assume the defense of a Third-Party Claim (or is not permitted to assume the defense of such Third-Party Claim) in accordance with this Agreement, or fails to notify an Indemnitee of its election as provided in Section 6.05(b), such Indemnitee may defend such Third-Party Claim. If the Indemnifying Party elects (and is permitted) to assume the defense of a Third-Party Claim in accordance with the terms of this Agreement, the Indemnitee shall, subject to the terms of this Agreement, cooperate with the Indemnifying Party with respect to the defense of such Third-Party Claim.

(d)           If the Indemnifying Party elects (and is permitted) to assume the defense of a Third-Party Claim in accordance with the terms of this Agreement, the Indemnifying Party will not be liable for any additional legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third-Party Claim; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim, or the nature of such Third-Party Claim changes such that the Indemnifying Party would no longer be entitled to assume the defense of such Third-Party Claim pursuant to Section 6.05(b), the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The Indemnifying Party or the Indemnitee, as the case may be, shall have the right to participate in (but, subject to the prior sentence, not control), at its own expense, the defense of any Third-Party Claim that the other is defending as provided in this Agreement. In the event, however, that such Indemnitee reasonably determines that representation by counsel to the Indemnifying Party of both such Indemnifying Party and the Indemnitee could reasonably be expected to present such counsel with a conflict of interest, then the Indemnitee may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnifying Party will pay the reasonable fees and expenses of such counsel.

(e)            No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any Third-Party Claim without the consent of the applicable Indemnitee or Indemnitees (not to be unreasonably withheld, conditioned or delayed); provided, however, that such consent shall not be required if the judgment or settlement: (i) contains no finding or admission of liability with respect to any such Indemnitee or Indemnitees; (ii) involves only monetary relief which the Indemnifying Party has agreed to pay, other than the imposition of de minimis equitable relief incidental to the granting of monetary relief; and (iii) includes a full and unconditional release of the Indemnitee or Indemnitees. Notwithstanding the foregoing, the consent of an Indemnitee shall be required for any entry of judgment or settlement if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against such Indemnitee, other than the imposition of de minimis equitable relief incidental to the granting of monetary relief (such consent not to be unreasonably withheld, conditioned or delayed).

(f)            Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.06          Additional Matters.

(a)           Any claim on account of a Liability that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Any failure by an Indemnitee to give notice shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

(b)           In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

Section 6.07          Remedies Cumulative. The remedies provided in this Article VI shall be cumulative and, subject to the provisions of Section 6.01, Section 6.10, and Article X, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 6.08          Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim or defense against any Person, including before any court, arbitrator, mediator or administrative agency anywhere in the world, and further (on behalf of itself, the members of such Party’s Group, and any other Person claiming through it) waives and releases any claim or defense against any Person, alleging that: (a) the assumption or retention of any SpinCo Liabilities by SpinCo or a member of the SpinCo Group on the terms and conditions set forth in this Agreement or the Ancillary Agreements is unlawful, a breach of a fiduciary or other duty, void, unenforceable, unconscionable, inequitable, or otherwise improper for any reason; (b) the assumption or retention of any Parent Liabilities by Parent or a member of the Parent Group on the terms and conditions set forth in this Agreement or the Ancillary Agreements is unlawful, a breach of a fiduciary or other duty, void, unenforceable, unconscionable, inequitable, or otherwise improper for any reason; or (c) the provisions of this Agreement (including this Article VI) or any Ancillary Agreement are unlawful, a breach of a fiduciary or other duty, void, unenforceable, unconscionable, inequitable, or otherwise improper for any reason.

Section 6.09          Survival of Indemnities. The rights and obligations of each of Parent and SpinCo and their respective Indemnitees under this Article VI shall survive the sale or other transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any Liabilities.

Section 6.10           Limitation on Liability. Except as may expressly be set forth in this Agreement or any Ancillary Agreement, none of Parent, SpinCo or any other member of either Group shall in any event have any Liability to the other or to any other member of the other’s Group, or to any other Parent Indemnitee or SpinCo Indemnitee, as applicable, under this Agreement for any indirect, special, punitive or consequential damages, whether or not caused by or resulting from negligence or breach of obligations hereunder and whether or not informed of the possibility of the existence of such damages; provided, however, that the provisions of this Section 6.10 shall not limit an Indemnifying Party’s indemnification obligations hereunder with respect to any Liability any Indemnitee may have to any third party not affiliated with any member of the Parent Group or the SpinCo Group for any indirect, special, punitive or consequential damages.

Section 6.11          Management of Existing Actions and Investigations. Notwithstanding the procedures set forth in Section 6.05, this Section 6.11 shall govern the management and direction of certain pending Actions and Investigations involving both members of the Parent Group and the SpinCo Group, but shall not alter the allocation of Liabilities set forth in Article II. In the event of any conflict between the provisions of this Section 6.11 and Section 6.05 in respect of an Assumed Action or Excluded Action, the provisions of this Section 6.11 shall govern.

(a)            From and after the Distribution, the SpinCo Group shall direct the defense or prosecution of any Actions and Investigations described on Schedule XVII (the “Assumed Actions”), including the development and implementation of the legal strategy for each Assumed Action, the filing of any motions, pleadings or briefs, the conduct of discovery and related fact finding, the conduct of any trial, any decision to appeal or not to appeal any decisions, judgment or order, and, subject to Section 6.11(e) below, any decision or consent to a settlement, compromise or discharge of any Assumed Action or any aspect thereof. SpinCo (or the applicable member of the SpinCo Group) is responsible for selecting its own counsel in connection with the conduct and control of the Assumed Action.

(b)           From and after the Distribution, the Parent Group shall direct the defense or prosecution of any Actions and Investigations set forth on Schedule XVIII (the “Excluded Actions”), including the development and implementation of the legal strategy for each Excluded Action, the filing of any motions, pleadings or briefs, the conduct of discovery and related fact finding, the conduct of any trial, any decision to appeal or not to appeal any decisions, judgment or order, and, subject to Section 6.11(e) below, any decision or consent to a settlement, compromise or discharge of any Excluded Action or any aspect thereof. Parent (or the applicable member of the Parent Group) is responsible for selecting its own counsel in connection with the conduct and control of the Excluded Action.

(c)            From and after the Distribution, the Parties shall separately but cooperatively manage any Actions or Investigations set forth on Schedule XIX (“Joint Actions”). The Parties shall cooperate in good faith and take all reasonable actions to provide for any appropriate joinder or change in named parties to such Joint Actions such that the appropriate member of each Party or Group is party thereto. The Parties shall reasonably cooperate and consult with each other and, to the extent feasible, maintain a joint defense in a manner that would preserve for both Parties and their respective Affiliates any attorney-client privilege, joint defense or other privilege with respect to any Joint Action. Notwithstanding anything to the contrary herein, and except as set forth on Schedule XIX, the Parties may jointly retain counsel (in which case the cost of counsel shall be shared equally by the Parties) or retain separate counsel (in which case each Party will bear the cost of its separate counsel) with respect to any Joint Action; provided that the Parties shall share equally joint litigation costs but shall, without limiting the indemnification obligations under this Agreement, otherwise bear their own costs, including but not limited to discovery costs. In any Joint Action, each of Parent and SpinCo may pursue separate defenses, claims, counterclaims or settlements to those claims relating solely, to the Parent Business or the SpinCo Business, respectively; provided that each Party shall in good faith make reasonable best efforts to avoid adverse effects on the other Party.

(d)           To the maximum extent permitted by applicable Law, the rights to recovery of each Party’s Subsidiaries in respect of any past, present or future Action are hereby delegated to such Party. It is the intent of the Parties that the foregoing delegation shall satisfy any Law requiring such delegation to be effected pursuant to a power of attorney or similar instrument. The Parties and their respective Subsidiaries shall execute such further instruments or documents as may be necessary to effect such delegation.

(e)            No Party managing an Action (the “Managing Party”) pursuant to this Section 6.11 shall consent to entry of any judgment or enter into any settlement of any such Action without the prior written consent of the other Party (the “Non-Managing Party”) (not to be unreasonably withheld, conditioned or delayed); provided, however, that such Non-Managing Party, including, in the case of a Joint Action, any co-defendant, shall be required to consent to such entry of judgment or to such settlement that the Managing Party or other co-defendant may recommend with respect to any claim for which such Non-Managing Party (or co-defendant) is the defendant if the judgment or settlement: (i) contains no finding or admission of liability with respect to such Non-Managing Party’s (or co-defendant’s) Group or its applicable related Persons; (ii) involves only monetary relief which the Managing Party or proposing co-defendant has agreed to pay (other than the imposition of de minimis equitable relief incidental to the granting of monetary relief); and (iii) includes a full and unconditional release of the Non-Managing Party or co-defendant and its applicable related Persons. Notwithstanding the foregoing, the consent of the Non-Managing Party or co-defendant shall be required for any entry of judgment or settlement if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against the Non-Managing Party’s Group or its applicable related Persons (other than the imposition of de minimis equitable relief incidental to the granting of monetary relief) (such consent not to be unreasonably withheld, conditioned or delayed).

Article VII

ACCESS TO INFORMATION; PRIVILEGE; CONFIDENTIALITY

Section 7.01            Agreement for Exchange of Information; Archives.

(a)           Except in the case of an Adversarial Action or threatened Adversarial Action, and subject to Section 7.01(b), each of Parent and SpinCo, on behalf of its respective Group, shall provide, or cause to be provided, to the other Party, at any time after the Distribution, as soon as reasonably practicable after written request therefor, or by a date certain if required for measuring Parent’s environmental performance pursuant to clause (iii) below, any Information relating to time periods on or prior to the Distribution Date in the possession or under the control of such respective Group, which Parent or SpinCo, or any member of its respective Group, as applicable, reasonably needs: (i) to comply with reporting, disclosure, filing or other requirements imposed on Parent or SpinCo, or any member of its respective Group, as applicable (including under applicable securities Laws), by any national securities exchange or any Governmental Authority having jurisdiction over Parent or SpinCo, or any member of its respective Group, as applicable; (ii) for use in any other judicial, regulatory, administrative or other proceeding or Investigation or in order to satisfy audit, accounting, regulatory, litigation or other similar requirements; (iii) for the purpose of measuring Parent’s environmental performance or environmental regulatory compliance prior to the Distribution with such Information being formatted so that it may be accepted by Parent’s software systems (including data such as, but not limited to, energy use, waste generation, Product End-of-Life Management (PELM) - processing of used and end-of-life equipment parts and components, water use and conservation, groundwater quality monitoring and remediation data, air emissions, regulatory inspections and results, data required in support of Parent’s Environmental Management System, liquid storage and handling systems, costs and savings associated with environmental programs, or non-intrusive due diligence); (iv) to comply with its obligations under this Agreement or any Ancillary Agreement; or (v) in connection with Parent’s consideration of the timing or manner in which it will effect the Subsequent Disposition or the Remaining Disposition; provided that any request for information pursuant to this Section 7.01 shall be made in good faith and limited to the extent reasonable to satisfy the good faith basis for such request. The receiving Party shall use any Information received pursuant to this Section 7.01(a) solely to the extent reasonably necessary to satisfy the applicable obligations or requirements described in clause (i), (ii), (iii) or (iv) of the immediately preceding sentence.

(b)            In the event that either Parent or SpinCo determines that the disclosure of any Information pursuant to Section 7.01(a) could be commercially detrimental, violate any Law or Contract or waive or jeopardize any attorney-client privilege, attorney work product protection or other similar privilege or doctrine, such Party shall not be required to provide access to or furnish such Information to the other Party; provided, however, that both Parent and SpinCo shall take all commercially reasonable measures to permit compliance with Section 7.01(a) in a manner that avoids any such harm or consequence. Both Parent and SpinCo intend that any provision of access to or the furnishing of Information pursuant to this Section 7.01 that would otherwise be within the ambit of any legal privilege is being undertaken because of the Parties’ common legal interests and shall not operate as waiver of such privilege.

Section 7.02            Ownership of Information. Any Information owned by one Group that is provided to the requesting Party hereunder shall be deemed to remain the property of the providing Party. Except as specifically set forth herein or in any Ancillary Agreement, nothing herein shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 7.03            Compensation for Providing Information. Parent and SpinCo shall reimburse each other for the reasonable costs, if any, in complying with a request for Information pursuant to this Article VII (whether or not such Information was a SpinCo Asset or a Parent Asset). Except as may be otherwise specifically provided elsewhere in this Agreement, such costs shall be computed in accordance with SpinCo’s or Parent’s, as applicable, standard methodology and procedures, but shall not include any markup above actual costs.

Section 7.04            Record Retention. To facilitate the possible exchange of Information pursuant to this Article VII and other provisions of this Agreement, each Party shall use its reasonable best efforts to retain all Information in such Party’s possession relating to the other Party or its businesses, Assets or Liabilities, this Agreement or the Ancillary Agreements in accordance with its respective record retention policies applicable to its own Information or such longer period as required by Law, this Agreement or the Ancillary Agreements. Each of Parent and SpinCo shall use their reasonable best efforts to maintain and continue their respective Group’s compliance with all “litigation holds” applicable to any Information in its possession for the pendency of the applicable matter.

Section 7.05           Accounting Information. Without limiting the generality of Section 7.01 but subject to Section 7.01(b):

(a)          Until the end of the first full fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards or as required by Law for Parent to prepare consolidated financial statements or complete a financial statement audit for any period during which the financial results of the SpinCo Group were consolidated with those of Parent), SpinCo shall use its reasonable best efforts to enable Parent to meet its timetable for dissemination of its financial statements and to enable Parent’s auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) SpinCo shall authorize and direct its auditors to make available to Parent’s auditors, within a reasonable time prior to the date of Parent’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of SpinCo and (y) work papers to the extent related to such annual audits and quarterly reviews, to enable Parent’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of SpinCo’s auditors as it relates to Parent’s auditors’ opinion or report and (ii) until all governmental audits are complete, SpinCo shall provide reasonable access during normal business hours for Parent’s internal auditors, counsel and other designated representatives to (x) the premises of SpinCo and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of SpinCo and its Subsidiaries and (y) the officers and employees of SpinCo and its Subsidiaries, so that Parent may conduct reasonable audits relating to the financial statements provided by SpinCo and its Subsidiaries; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the SpinCo Group; provided, further, that, subject to Section 7.05(b), any request for access pursuant to this Section 7.05(a) shall be made in good faith and limited to the extent reasonable to satisfy the good faith basis for such request.

(b)          Until the end of the first full fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards or as required by Law), Parent shall use its reasonable best efforts to enable SpinCo to meet its timetable for dissemination of its financial statements and to enable SpinCo’s auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) Parent shall authorize and direct its auditors to make available to SpinCo’s auditors, within a reasonable time prior to the date of SpinCo’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of Parent and (y) work papers to the extent related to such annual audits and quarterly reviews, to enable SpinCo’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of Parent’s auditors as it relates to SpinCo’s auditors’ opinion or report and (ii) until all governmental audits are complete, Parent shall provide reasonable access during normal business hours for SpinCo’s internal auditors, counsel and other designated representatives to (x) the premises of Parent and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of Parent and its Subsidiaries and (y) the officers and employees of Parent and its Subsidiaries, so that SpinCo may conduct reasonable audits relating to the financial statements provided by Parent and its Subsidiaries; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the Parent Group.

(c)          In order to enable the principal executive officer(s) and principal financial officer(s) (as such terms are defined in the rules and regulations of the Commission) of Parent to make any certifications required of them under Section 302 or 906 of the Sarbanes-Oxley Act of 2002, SpinCo shall, within a reasonable period of time following a request from Parent in anticipation of filing such reports, cause its principal executive officer(s) and principal financial officer(s) to provide Parent with certifications of such officers in support of the certifications of Parent’s principal executive officer(s) and principal financial officer(s) required under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 with respect to (i) Parent’s Quarterly Report on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs (unless such quarter is Parent’s fourth fiscal quarter), (ii) to the extent applicable, each subsequent fiscal quarter through the third fiscal quarter of the year in which the Distribution Date occurs and (iii) Parent’s Annual Report on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs. Such certifications shall be provided in substantially the same form and manner as such SpinCo officers provided prior to the Distribution (reflecting any changes in certifications necessitated by the Spin-Off or any other transactions related thereto) or as otherwise agreed upon between Parent and SpinCo.

Section 7.06            Limitations of Liability.

(a)            Each of Parent (on behalf of itself and each other member of the Parent Group) and SpinCo (on behalf of itself and each other member of the SpinCo Group) understands and agrees that neither Party is representing or warranting in any way as to the accuracy or sufficiency of any Information exchanged or disclosed under this Agreement, including any Information that constitutes an estimate or forecast or is based upon an estimate or forecast.

(b)            Neither Parent nor SpinCo shall have any Liability to the other Party if any Information is destroyed after reasonable best efforts by SpinCo or Parent, as applicable, to comply with the provisions of Section 7.04.

Section 7.07            Production of Witnesses; Records; Cooperation.

(a)        Without limiting any of the rights or obligations of the Parties pursuant to Section 7.01 or Section 7.04, after the Distribution Date, except in the case of an Adversarial Action or threatened or contemplated Adversarial Action, and subject to Section 7.01(b), each of Parent and SpinCo shall use their reasonable best efforts to make available, upon written request: (i) the former, current and future directors, officers, employees, other personnel and agents of the Persons in its respective Group (whether as witnesses or otherwise); and (ii) subject to Section 7.01(b), Information contemplated by Section 7.01(a), in each case to the extent that such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action, Investigation, Commission comment or review or threatened or contemplated Action, Investigation, Commission comment or review (including preparation for any such Action, Commission comment or review) in which either Parent or SpinCo or any Person or Persons in its Group, as applicable, may from time to time be involved, regardless of whether such Action, Investigation, Commission comment or review or threatened or contemplated Action, Investigation, Commission comment or review is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all reasonable out-of-pocket costs and expenses in connection therewith.

(b)           Without limiting the foregoing, Parent and SpinCo shall use their reasonable best efforts to cooperate and consult with each other to the extent reasonably necessary with respect to any Actions, Investigations or threatened or contemplated Actions or Investigations (including in connection with preparation for any such Action or Investigation), other than an Adversarial Action or threatened or contemplated Adversarial Action.

(c)            The obligation of Parent and SpinCo, pursuant to this Section 7.07, to use their reasonable best efforts to make available former, current and future directors, officers, employees and other personnel and agents or provide witnesses and experts, except in the case of an Adversarial Action or threatened or contemplated Adversarial Action, is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to make available employees and other officers without regard to whether such individual or the employer of such individual could assert a possible business conflict. Without limiting the foregoing, each of Parent and SpinCo agrees that neither it nor any Person or Persons in its respective Group will take any adverse action against any employee of its Group based on such employee’s provision of assistance or information to each other pursuant to this Section 7.07.

Section 7.08            Privileged Matters.

(a)          Solely for purposes of asserting privileges which may be asserted under applicable law, and without limiting the provisions of Section 7.10: (x) the Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution (whether by outside counsel, in-house counsel or other legal professionals) have been and will be rendered for the collective benefit of Parent and its Subsidiaries (in such capacity) and  (y) each of the members of the Parent Group and the SpinCo Group shall be deemed to have been the client in connection with such services with respect to periods prior to the Distribution. The Parties recognize that legal and other professional services will be provided following the Distribution, which services will be rendered solely for the benefit of the Parent Group or the SpinCo Group, as the case may be.

(b)            Parent shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to the Parent Business or the Distribution and not to the operations of the SpinCo Business, whether or not the privileged Information is in the possession or under the control of any member of the Parent Group or any member of the SpinCo Group. Parent shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to any Parent Assets or Parent Liabilities, and not any SpinCo Assets or SpinCo Liabilities, in connection with any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the Parent Group or any member of the SpinCo Group.

(c)           SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to the operations of the SpinCo Business and not to the Parent Business or the Distribution, whether or not the privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the Parent Group. SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to any SpinCo Assets or SpinCo Liabilities and not any Parent Assets or Parent Liabilities in connection with any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the Parent Group.

(d)         Subject to the remaining provisions of this Section 7.08, the Parties agree that Parent shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities not allocated pursuant to Section 7.10 in connection with any Actions, or threatened or contemplated Actions, or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement.

(e)         If any dispute arises between the Parties or any members of their respective Group regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party or any member of their respective Groups, each Party agrees that it shall: (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party and the members of its Group; and (iii) not unreasonably withhold, delay or condition consent to any request for waiver by the other Party.

(f)            Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request (or of written notice that it will receive or has received such subpoena, discovery or other request) that may reasonably be expected to result in the production or disclosure of privileged Information subject to a shared privilege or immunity or as to which the other Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge or becomes aware that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests (or have received written notice that they will receive or have received such subpoena, discovery or other requests) that may reasonably be expected to result in the production or disclosure of such privileged Information, such Party shall promptly notify the other Party of the existence of any such subpoena, discovery or other request and shall provide the other Party a reasonable opportunity to review the privileged Information and to assert any rights it or they may have, under this Section 7.08 or otherwise, to prevent the production or disclosure of such privileged Information; provided that if such Party is prohibited by applicable Law from disclosing the existence of such subpoena, discovery or other request, such Party shall provide written notice of such related information for which disclosure is not prohibited by applicable Law and use reasonable best efforts to inform the other Party of any related information such Party reasonably determines is necessary or appropriate for the other Party to be informed of to enable the other Party to review the privileged Information and to assert its rights, under this Section 7.08 or otherwise, to prevent the production or disclosure of such privileged Information.

(g)           The Parties agree that their respective rights to any access to Information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise. The Parties further agree that: (i) the exchange by one Party to the other Party of any Information that should not have been exchanged pursuant to the terms of Section 7.09 shall not be deemed to constitute a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise with respect to such privileged Information; and (ii) the Party receiving such privileged Information shall promptly return such privileged Information to the Party who has the right to assert the privilege or immunity.

Section 7.09            Confidential Information.

(a)            Each of Parent and SpinCo, on behalf of itself and each Person in its respective Group, shall hold, and cause its respective directors, officers, employees, agents, accountants, subcontractors, counsel and other advisors and representatives (each, a “Representative”) to hold, in strict confidence, not release or disclose and protect with at least the same degree of care, but no less than a reasonable degree of care, that it applies to its own confidential and proprietary information pursuant to policies in effect as of the Distribution Date, all confidential or proprietary Information concerning the Parent Business or the Parent Group (in the case of SpinCo) or the SpinCo Business or the SpinCo Group (in the case of Parent) (other than such Information that also relates to the Business of such first Party or its Group) (such Group’s “Specified Confidential Information”) that is either in its possession (including such Specified Confidential Information in its possession prior to the Distribution) or furnished by the other Group or its respective Representatives at any time pursuant to this Agreement or any Ancillary Agreement, and shall not use any such Specified Confidential Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Specified Confidential Information is: (x) in the public domain through no fault of any member of the Parent Group or the SpinCo Group, as applicable, or any of its respective Representatives; (y) later lawfully acquired from other sources by any of Parent, SpinCo or its respective Group or Representatives, as applicable, which sources are not themselves bound by a confidentiality obligation to the knowledge of any of Parent, SpinCo or Persons in its respective Group, as applicable; or (z) independently generated after the date hereof without reference to any Specified Confidential Information of the Parent Group or the SpinCo Group, as applicable. Notwithstanding the foregoing, each of Parent and SpinCo may release or disclose, or permit to be released or disclosed, any such Specified Confidential Information of the other Group (i) to their respective Representatives who need to know such Specified Confidential Information (who shall be advised of the obligations hereunder with respect to such Specified Confidential Information), (ii) to any nationally recognized statistical rating organization as it reasonably deems necessary, solely for the purpose of obtaining a rating of securities or other debt instruments upon normal terms and conditions, (iii) if such Party or its respective Group is required or compelled to disclose any such Specified Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule or is advised by outside counsel in connection with a proceeding brought by a Governmental Authority that is advisable to do so, (iv) as required in connection with any legal or other proceeding by one Party against the other Party or in respect of claims by one Party against the other Party brought in a proceeding, (v) as necessary in order to permit a Party to prepare and disclose its financial statements, tax returns or other required disclosures, (vi) as necessary for a Party to enforce its rights or perform its obligations under this Agreement or any Ancillary Agreement, (vii) to Governmental Authorities in accordance with applicable procurement regulations and contract requirements; provided, however, that, with respect to clause (i) hereof: (A) such Representatives shall keep such Specified Confidential Information confidential and will not disclose such Specified Confidential Information to any other Person and (B) each Party agrees that it is responsible to the other Party for any action or failure to act that would constitute a breach or violation of this Section 7.09(a) by any such Representative; with respect to clause (ii) hereof, the Party whose Specified Confidential Information is being disclosed or released to such rating organization is promptly notified thereof; and, with respect to clauses (iii) and (iv) hereof, that the Person required to disclose such Specified Confidential Information gives the applicable Person prompt and, to the extent reasonably practicable and legally permissible, prior notice of such disclosure and an opportunity to contest such disclosure and shall use reasonable best efforts to cooperate, at the expense of the requesting Person, in seeking any reasonable protective arrangements requested by such Person. In the event that such appropriate protective order or other remedy is not obtained, the Person that is required to disclose such Specified Confidential Information of the other Group shall furnish, or cause to be furnished, only that portion of such Specified Confidential Information that is legally required to be disclosed and shall use reasonable best efforts to ensure that confidential treatment is accorded such Specified Confidential Information.

(b)            Each Party acknowledges that it or members of its Group may presently have and, after the Distribution, may gain access to or possession of confidential or proprietary Information of, or legally protected personal Information relating to, third parties: (i) that was received under confidentiality or non-disclosure agreements entered into between such third parties, on the one hand, and the other Party or members of such other Party’s Group, on the other hand, prior to the Distribution or (ii) that, as between the two Parties, was originally collected by the other Party or such other Party’s Group and that may be subject to and protected by privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary Information of, or legally protected personal Information relating to, third parties in accordance with privacy, data protection or other applicable Laws and the terms of any Contracts that were either entered into before the Distribution or affirmative commitments or representations that were made before the Distribution by, between or among the other Party or members of the other Party’s Group, on the one hand, and such third parties, on the other hand.

(c)           Notwithstanding anything in this Agreement to the contrary, the receiving Party may disclose, disseminate, or use the ideas, concepts, know-how and techniques, in each case that are related to the receiving Party’s business activities and that are contained in the disclosing Party’s Specified Confidential Information and retained in the unaided memories of the receiving Party’s employees who have had access to the disclosing Party’s Specified Confidential Information, who have not intentionally memorized such Specified Confidential Information, and in each case without the specific intent to use or disclose such Specified Confidential Information. For the avoidance of doubt, nothing in this Section 7.09(c) grants either Party any right or license in or to any Patents or Copyrights (as each such term is defined in the IPA).

Section 7.10        Conflicts Waiver.  Each of the Parties acknowledges, on behalf of itself and each other member of its Group, notwithstanding anything to the contrary contained herein or imposed by operation of law, that Parent has retained Paul, Weiss, Rifkind, Wharton & Garrison LLP and Hogan Lovells International LLP, Hogan Lovells US LLP and their affiliated businesses (collectively, the “Known Counsel”) to act as its counsel in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. SpinCo hereby agrees on behalf of itself and each member of its Group that, notwithstanding anything to contrary contained herein or imposed by operation of law, in the event that a dispute (whether or not related to this Agreement, the Ancillary Agreements, or the transactions contemplated hereby and thereby) arises between or among (x) any member of the SpinCo Group, any SpinCo Indemnitee or any of their respective Affiliates, on the one hand, and (y) any member of the Parent Group, any Parent Indemnitee or any of their respective Affiliates, on the other hand, any Known Counsel may represent any member of the Parent Group, any Parent Indemnitee or any of their respective Affiliates in such dispute even though the interests of such Person may be directly adverse to, or conflict with the legal or economic interests of, any Person described in clause (x), and even though such Known Counsel may have represented or provided advice to a Person described in clause (x) in a matter substantially related to such dispute, or may be handling ongoing matters for a Person described in clause (x), and even though such Known Counsel may have or previously have had confidential or privileged information of a Person described in clause (x) that may be related to such dispute, and SpinCo hereby waives, on behalf of itself and each other Person described in clause (x), as applicable, any conflict of interest or claim to confidentiality in connection with such representation by such Known Counsel, and SpinCo hereby agrees, on behalf of itself and each other Person described in clause (x), as applicable, not to seek to disqualify such Known Counsel in connection with such representation. SpinCo, on behalf of itself and each other member of its Group, irrevocably authorizes any Known Counsel to disclose or provide any of its confidential or privileged information existing as of the date hereof to Parent or any other member of Parent’s Group, and to otherwise use or disclose that information in accordance with Parent’s direction. Each of SpinCo and Parent, on behalf of itself and each other member of its Group, agrees to take, and to cause their respective then-Affiliates to take, all steps necessary to implement the intent of this Section 7.10. Each of SpinCo and Parent, on behalf of itself and each other member of its Group, further agrees that each Known Counsel and its respective partners and employees are third-party beneficiaries of this Section 7.10, and may seek to enforce, without limitation, this Section 7.10.

Article VIII

INSURANCE

Section 8.01            Maintenance of Insurance. Until the Distribution Date, Parent shall (i) cause the members of the SpinCo Group and their respective employees, officers and directors to continue to be covered as insured parties under Parent’s policies of insurance in a manner which is no less favorable than the coverage provided for the Parent Group and (ii) permit the members of the SpinCo Group and their respective employees, officers and directors to submit claims relating to, arising out of or resulting from facts, circumstances, events or matters that occurred prior to the Distribution Date to the extent permitted under such policies. Except as otherwise expressly permitted in this Article VIII, Parent and SpinCo acknowledge that, as of immediately prior to the Distribution Date, Parent intends to take such action as it may deem necessary or desirable to remove the members of the SpinCo Group and their respective employees, officers and directors as insured parties under any policy of insurance issued to any member of the Parent Group by any insurance carrier effective immediately prior to the Distribution Date. Except as provided in Section 8.02, the SpinCo Group will not be entitled on or following the Distribution Date, absent mutual agreement otherwise, to make any claims for insurance thereunder to the extent such claims are based upon facts, circumstances, events or matters occurring on or after the Distribution Date. No member of the Parent Group shall be deemed to have made any representation or warranty as to the availability of any coverage under any such insurance policy.

Section 8.02            Claims under Parent Insurance Policies.

(a)            On and after the Distribution Date, the members of each of the Parent Group and the SpinCo Group shall, subject to the terms of this Section 8.02, have the right to assert Parent Policy Pre-Separation Insurance Claims and the members of the SpinCo Group shall have the right to participate with Parent to resolve Parent Policy Pre-Separation Insurance Claims under the applicable Parent insurance policies up to the full extent of the applicable and available limits of liability of such policy. Parent shall have primary control over Parent Policy Pre-Separation Insurance Claims. If a member of the SpinCo Group is unable to assert a Parent Policy Pre-Separation Insurance Claim because it is no longer an “insured” under a Parent insurance policy, then Parent shall, at the written request of SpinCo, to the extent permitted by applicable Law and the terms of such insurance policy and, subject to the terms of this Section 8.02, assert such claim in its own name and deliver the Insurance Proceeds to SpinCo, provided that SpinCo shall bear the out-of-pocket expenses of Parent in asserting such claim (in addition to the obligations of SpinCo in Section 8.02(b)).

(b)          With respect to Parent Policy Pre-Separation Insurance Claims, whether or not known or reported on or prior to the Distribution Date, SpinCo shall, or shall cause the applicable member of the SpinCo Group to, report such claims arising from the SpinCo Business as soon as practicable to each of Parent and the applicable insurer(s), and SpinCo shall, or shall cause the applicable member of SpinCo Group to, individually, and not jointly, assume and be responsible (including, upon the request of Parent, by reimbursement to Parent for amounts paid or payable by it) for the out-of-pocket expenses of Parent in asserting such claim and for any reimbursement liability (including any deductible, coinsurance or retention payment or reimbursement obligations under “fronted” or similar policies) related to its portion of the liability, unless otherwise agreed in writing by Parent. Each of Parent and SpinCo shall, and shall cause each member of the Parent Group and SpinCo Group, respectively, to, cooperate with and assist the applicable member of the SpinCo Group and the Parent Group, as applicable, with respect to such claims. The applicable member of the SpinCo Group shall provide to Parent any collateral (or a letter of credit in an amount equal to the value of such collateral) in respect of the reimbursement obligations as may reasonably be requested by the insurers and, upon the request of Parent, any other collateral required by the insurers in respect of insurance policies under which Parent Policy Pre-Separation Insurance Claims may be recoverable based upon Parent’s reasonable estimate of the proportion of the requested collateral attributable to claims that may be made by the SpinCo Group. Parent agrees that Parent Policy Pre-Separation Insurance Claims of members of the SpinCo Group shall receive the same priority as Parent Policy Pre-Separation Insurance Claims of members of the Parent Group and be treated equitably in all respects, including in connection with deductibles, retentions and coinsurance. For the avoidance of doubt, except to the extent expressly set forth in this Section 8.03, following the Distribution the SpinCo Group shall have no rights with respect to Parent insurance policies and, as between the Parent Group and the SpinCo Group, any claims made by the SpinCo Group shall be made against insurance policies of the SpinCo Group.

Section 8.03            Insurance Proceeds. Except as set forth on Schedule XXII, any Insurance Proceeds, net of costs and reimbursements as contemplated by Section 8.02, received by the Parent Group for members of the SpinCo Group or by the SpinCo Group for members of the Parent Group shall be for the benefit, respectively, of the SpinCo Group (in the former case) or the Parent Group (in the latter case). Any Insurance Proceeds, net of costs and reimbursements as contemplated by Section 8.02, received for the benefit of both the Parent Group and the SpinCo Group shall be distributed pro  rata based on the respective share of the underlying loss.

Section 8.04            Claims Not Reimbursed. Parent shall not be liable to SpinCo for claims, or portions of claims, not reimbursed by insurers under any policy for any reason, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, reimbursement obligations (including under “fronted” or similar insurance policies), bankruptcy or insolvency of any insurance carrier(s), policy limitations or restrictions (including exhaustion of limits), any coverage disputes, any failure to timely file a claim by any member of the Parent Group or any member of the SpinCo Group or any defect in such claim or its processing. Nothing in this Section 8.04 shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of Law or otherwise.

Section 8.05            D&O Policies. On and after the Distribution Date, Parent shall not, and shall cause the members of the Parent Group not to, take any action that would limit the coverage of the individuals who acted as directors or officers of SpinCo (or members of the SpinCo Group) prior to the Distribution Date under any directors and officers liability insurance policies or fiduciary liability insurance policies (collectively, “D&O Policies”) maintained by the members of the Parent Group in respect of claims made prior to the Distribution Date. Parent shall, and shall cause the members of the Parent Group to, reasonably cooperate with the individuals who acted as directors or officers of SpinCo (or members of the SpinCo Group) prior to the Distribution Date in their pursuit of any coverage claims under such D&O Policies made prior to the Distribution Date. Except as provided in this Section 8.05, the Parent Group may, at any time, without liability or obligation to the SpinCo Group, amend, commute, terminate, buy out, extinguish liability under or otherwise modify any “occurrence-based” insurance policy or “claims-made-based” insurance policy (and such claims will be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications); provided, however, that Parent will notify SpinCo of any termination of any insurance policy under which SpinCo is entitled to make claims pursuant to this Article VIII.

Article IX

FURTHER ASSURANCES

Section 9.01            Further Assurances.

(a)            In addition to the actions specifically provided for elsewhere in this Agreement, but subject to the express limitations of this Agreement and of the Ancillary Agreements, each of the Parties shall, subject to Section 5.03, use reasonable best efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws and agreements to consummate, and make effective, the transactions contemplated by this Agreement.

(b)          Without limiting the foregoing, but subject to the express limitations of this Agreement and of the Ancillary Agreements, prior to, on and after the Distribution Date, each Party shall cooperate with the other Party, without any further consideration, but at the expense of the requesting Party: (i) to execute and deliver, or use reasonable best efforts to execute and deliver, or cause to be executed and delivered, all instruments, including any instruments of conveyance, assignment and transfer as such Party may reasonably be requested to execute and deliver by the other Party; (ii) to make, or cause to be made, all filings with, and to obtain, or cause to be obtained, all Consents of any Governmental Authority or any other Person under any permit, license, Contract, indenture or other instrument; (iii) to obtain, or cause to be obtained, any Governmental Approvals or other Consents required to effect the Spin-Off; and (iv) to take, or cause to be taken, all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement, the Ancillary Agreements and any transfers of Assets or assignments and assumptions of Liabilities hereunder and the other transactions contemplated hereby.

(c)          On or prior to the Distribution Date, Parent and SpinCo, in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by SpinCo or any other Subsidiary of Parent, as the case may be, to effectuate the transactions contemplated by this Agreement.

(d)          Prior to the Distribution, if either Party identifies any commercial or other service that is needed to ensure a smooth and orderly transition of its business in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement or any Ancillary Agreement, the Parties will cooperate in good faith to determine whether there is a mutually acceptable arm’s-length basis on which the other Party will provide such service.

Article X

TERMINATION

Section 10.01         Termination. This Agreement may be terminated by Parent at any time, in its sole discretion, prior to the Distribution.

Section 10.02         Effect of Termination. In the event of any termination of this Agreement prior to the Distribution, neither Party (nor any member of their Group or any of their respective directors or officers) shall have any Liability or further obligation to the other Party or any member of its Group under this Agreement or the Ancillary Agreements.

Article XI

MISCELLANEOUS

Section 11.01          Counterparts; Entire Agreement; Corporate Power.

(a)            This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and scanned and exchanged by electronic mail, and such facsimile or PDF signature or scanned and exchanged copies shall constitute an original for all purposes.

(b)          This Agreement, the Ancillary Agreements and the Appendices, Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein. In the event of conflict or inconsistency between the provisions of this Agreement or any Ancillary Agreement, on the one hand, and the provisions of any Local Transfer Agreement (including any provision of a Local Transfer Agreement providing for dispute resolution mechanisms inconsistent with those provided herein), on the other hand, the provisions of this Agreement and any such Ancillary Agreement shall prevail and remain in full force and effect. Each Party hereto shall, and shall cause each of its Subsidiaries to, implement the provisions of and the transactions contemplated by the Local Transfer Agreement in accordance with the immediately preceding sentence.

(c)            Parent represents on behalf of itself and each other member of the Parent Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:

(i)            each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)           this Agreement and each Ancillary Agreement to which it is a party has been (or, in the case of any Ancillary Agreement, will be on or prior to the Distribution Date) duly executed and delivered by it and constitutes, or will constitute, a valid and binding agreement of it enforceable in accordance with the terms thereof.

Section 11.02          Negotiation. In the event of any claim, controversy, demand or request for relief of any kind arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or any Ancillary Agreement (unless such Ancillary Agreement expressly provides that disputes thereunder will not be subject to the resolution procedures set forth in this Article XI) or otherwise arising out of or related to this Agreement or any such Ancillary Agreement or the transactions contemplated hereby or thereby, including any Action based on contract, tort, equity, statute, regulation or constitution (collectively, “Disputes”), the Party raising the Dispute shall give written notice of the Dispute (a “Dispute Notice”), and the general counsels of the Parties (or such other individuals designated by the respective general counsels) and/or the executive officers designated by the Parties shall negotiate for a reasonable period of time to settle such Dispute; provided, that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed ninety (90) days (the “Negotiation Period”) from the time of receipt of the Dispute Notice; provided, further, that in the event of any arbitration in accordance with Section 11.03 hereof, (x) the Parties shall not assert the defenses of statute of limitations, laches or any other defense, in each such case based on the passage of time during the Negotiation Period, and (y) any contractual time period or deadline under this Agreement or any Ancillary Agreement relating to such Dispute occurring after the Dispute Notice is received shall not be deemed to have passed until such Arbitration has been resolved.

Section 11.03          Arbitration. If the Dispute has not been resolved for any reason after the Negotiation Period, such Dispute may be submitted by either Party to final and binding arbitration administered in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect (the “Rules”), except as modified herein.

(a)            The arbitration shall be conducted by a three-member arbitral tribunal (the “Arbitral Tribunal”). The claimant shall nominate one arbitrator in accordance with the Rules, and the respondent shall nominate one arbitrator in accordance with the Rules within twenty-one days (21) after the appointment of the first arbitrator. The third arbitrator, who shall serve as chair of the Arbitral Tribunal, shall be jointly nominated by the two party-nominated arbitrators within twenty-one (21) days of the confirmation of the appointment of the second arbitrator. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with the listing, striking and ranking procedure in the Rules. With respect to any disputes relating to HSE Liabilities, the arbitrators shall be attorneys with experience in HSE Laws or technical or scientific experts whose work relates to environmental science, remediation or pollution control issues, as appropriate to the specific disputes.

(b)            The arbitration shall be held, and the award shall be rendered, in New York, New York, in the English language.

(c)             For the avoidance of doubt, by submitting their Dispute to arbitration under the Rules, the Parties expressly agree that all issues of arbitrability, including all issues concerning the propriety and timeliness of the commencement of the arbitration, the jurisdiction of the Arbitral Tribunal (including the scope of this agreement to arbitrate and the extent to which a Dispute is within that scope), and the procedural conditions for arbitration, shall be finally and solely determined by the Arbitral Tribunal.

(d)            Without derogating from Section 11.03(e) below, the Arbitral Tribunal shall have the full authority to grant any pre-arbitral injunction, pre-arbitral attachment, interim or conservatory measure or other order in aid of arbitration proceedings (“Interim Relief”). The Parties shall exclusively submit any application for Interim Relief to only: (A) the Arbitral Tribunal; or (B) prior to the constitution of the Arbitral Tribunal, an emergency arbitrator appointed in the manner provided for in the Rules (the “Emergency Arbitrator”). Any Interim Relief so issued shall, to the extent permitted by applicable Law, be deemed a final arbitration award for purposes of enforceability, and, moreover, shall also be deemed a term and condition of this Agreement subject to specific performance in Section 11.04 below. The foregoing procedures shall constitute the exclusive means of seeking Interim Relief, provided, however, that (i) the Arbitral Tribunal shall have the power to continue, review, vacate or modify any Interim Relief granted by an Emergency Arbitrator; and (ii) in the event an Emergency Arbitrator or the Arbitral Tribunal issues an order granting, denying or otherwise addressing Interim Relief (a “Decision on Interim Relief”), any Party may apply to enforce or require specific performance of such Decision on Interim Relief in any court of competent jurisdiction.

(e)            The Arbitral Tribunal shall have the power to grant any remedy or relief that is in accordance with the terms of this Agreement or the applicable Ancillary Agreement, including specific performance and temporary or final injunctive relief, provided, however, that the Arbitral Tribunal shall have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Ancillary Agreement, nor any right or power to award punitive, exemplary, enhanced or treble damages.

(f)             The Arbitral Tribunal shall have the power to allocate the costs and fees of the arbitration, including reasonable attorneys’ fees and costs as well as those costs and fees addressed in the Rules, between the Parties in the manner it deems fit.

(g)            Arbitration under this Article XI shall be the sole and exclusive remedy for any Dispute, and any award rendered thereby shall be final and binding upon the Parties as from the date rendered. Judgment on the award rendered by the Arbitral Tribunal may be entered in any state or federal court within the state of Delaware (which the parties hereby agree have jurisdiction over them to enforce any such award) and any other court having jurisdiction thereof, including any court having jurisdiction over the relevant Party or its Assets.

Section 11.04          Specific Performance. Subject to Section 11.02 and Section 11.03, except as provided below, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance, declaratory relief and injunctive or other equitable relief (on a permanent, emergency, temporary, preliminary or interim basis) of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The other Party shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond or similar security with such remedy are waived. For the avoidance of doubt, the rights pursuant to this Section 11.04 shall be pursued in arbitration under Section 11.03.

Section 11.05          Treatment of Arbitration. The Parties agree that any arbitration hereunder shall be kept confidential, and that the existence of the proceeding and all of its elements (including any pleadings, briefs or other documents or evidence submitted or exchanged, any testimony or other oral submissions, and any awards) shall be deemed confidential, and shall not be disclosed beyond the Arbitral Tribunal, the Parties, their counsel, and any Person necessary to the conduct of the proceeding, except as and to the extent required by law and to defend or pursue any legal right. In the event any Party makes application to any court in connection with this Section 11.05 (including any proceedings to enforce a final award or any Interim Relief), that party shall take all steps reasonably within its power to cause such application, and any exhibits (including copies of any award or decisions of the Arbitral Tribunal or Emergency Arbitrator) to be filed under seal, shall oppose any challenge by any third party to such sealing, and shall give the other Party immediate notice of such challenge.

Section 11.06          Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide services and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of Section 11.02, Section 11.03, Section 11.04 or Section 11.05 with respect to all matters not subject to such dispute resolution.

Section 11.07          Governing Law. This Agreement and any disputes relating to, arising out of or resulting from this Agreement, including to its execution, performance, or enforcement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

Section 11.08          Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the foregoing, if any Party to this Agreement (or any of its successors or permitted assigns) (a) shall enter into a consolidation or merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s Assets or (b) shall transfer all or substantially all of such Party’s Assets to any Person, then, in each such case, the assigning Party (or its successors or permitted assigns, as applicable) shall ensure that the assignee or successor-in-interest expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party shall not be required to seek consent, but shall provide written notice and evidence of such assignment, assumption or succession to the non-assigning Party. No assignment permitted by this Section 11.08 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 11.09          Third-Party Beneficiaries. Except as expressly set forth in Section 7.10 and for the indemnification rights under this Agreement of any Parent Indemnitee or SpinCo Indemnitee in his, her or its respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 11.10         Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given (a) when delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service, (c) upon written confirmation of receipt after transmittal by electronic mail or (d) upon the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid and addressed as follows:

If to Parent, to:

International Business Machines Corporation

One New Orchard Road

Armonk, NY 10504

Attn:    General Manager, Corporate Development and Strategy

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attn:   Scott A. Barshay

    Steven J. Williams

    Laura C. Turano

Email:  sbarshay@paulweiss.com

    swilliams@paulweiss.com

    lturano@paulweiss.com

Facsimile: 212-492-0040

If to SpinCo, to:

Kyndryl Holdings, Inc.

One Vanderbilt Avenue, 15th Floor

New York, NY 10017

Attn:    Thomas P. Hagen, Associate General Counsel

Either Party may, by notice to the other Party, change the address and identity of the Person to which such notices and copies of such notices are to be given. Each Party agrees that nothing in this Agreement shall affect the other Party’s right to serve process in any other manner permitted by Law (including pursuant to the rules for foreign service of process authorized by the Hague Convention).

Section 11.11        Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court or arbitrator of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances, or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

Section 11.12        Publicity. Each of Parent and SpinCo shall consult with the other and shall, subject to the requirements of Section 7.09, provide the other Party the opportunity to review and comment upon any press releases or other public statements in connection with the Spin-Off or any of the other transactions contemplated hereby and any filings with any Governmental Authority or national securities exchange with respect thereto, in each case prior to the issuance or filing thereof, as applicable (including the Information Statement, the Parties’ respective Current Reports on Form 8-K to be filed on the Distribution Date, the Parties’ respective Quarterly Reports on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs, or if such quarter is the fourth fiscal quarter, the Parties’ respective Annual Reports on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs (each such Quarterly Report on Form 10-Q or Annual Report on Form 10-K, a “First Post-Distribution Report”)). Each Party’s obligations pursuant to this Section 11.12 shall terminate on the date on which such Party’s First Post-Distribution Report is filed with the Commission.

Section 11.13        Expenses. Except as set forth on Schedule XXIII, as otherwise expressly provided in this Agreement or in any Ancillary Agreement, (a) all third-party fees, costs and expenses incurred by either the Parent Group or the SpinCo Group in connection with effecting the Spin-Off prior to or on the Distribution Date (but excluding, for the avoidance of doubt, any financing fees or interest payable in respect of any indebtedness incurred by SpinCo in connection with the Spin-Off), will be borne and paid by Parent and (b) all third-party fees, costs and expenses incurred by either the Parent Group or the SpinCo Group in connection with effecting the Spin-Off following the Distribution Date, will be borne and paid by the Party incurring such fee, cost or expense. For the avoidance of doubt, this Section 11.13 shall not affect each Party’s responsibility to indemnify Parent Liabilities or SpinCo Liabilities, as applicable, arising from the transactions contemplated by the Distribution.

Section 11.14        Headings. The article, section and paragraph headings contained in this Agreement, including in the table of contents of this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.15        Survival of Covenants. Except as expressly set forth in this Agreement, the covenants in this Agreement and the Liabilities for the breach of any obligations in this Agreement shall survive the Spin-Off and shall remain in full force and effect.

Section 11.16        Waivers of Default. No failure or delay of any Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

Section 11.17          Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.

Section 11.18          Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein,” “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the schedules hereto) and not to any particular provision of this Agreement. Article, Section or Schedule references are to the articles, sections and schedules of or to this Agreement unless otherwise specified. Any capitalized terms used in any Schedule to this Agreement or to any Ancillary Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement or the Ancillary Agreement to which such Schedule is attached, as applicable. Any definition of or reference to any agreement, instrument or other document herein (including any reference herein to this Agreement) shall, unless otherwise stated, be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein, including in Section 11.17 above). The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “$” or dollar amounts are to the lawful currency of the United States of America. References herein to any Law shall be deemed to refer to such law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions hereof.

IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed as of the date first noted above by their duly authorized representatives.

INTERNATIONAL BUSINESS MACHINES CORPORATION

By:	/s/ Frank Sedlarcik
	Name:	Frank Sedlarcik
	Title:	Vice President, Assistant General Counsel and Secretary

KYNDRYL HOLDINGS, INC.

By:	/s/ Simon Beaumont
	Name:	Simon Beaumont
	Title:	President

[Signature Page to Separation and Distribution Agreement]